Exhibit 2.1
Execution Version

STOCK PURCHASE AGREEMENT
by and among
PFSWEB, INC.,
PRIORITY FULFILLMENT SERVICES, INC.,
REVTECH SOLUTIONS PRIVATE LIMITED,
MERKLE INC.
and
DENTSU AEGIS NETWORK INDIA PRIVATE LIMITED

dated as of
July 2, 2021

TABLE OF CONTENTS
ARTICLE I DEFINITIONS    6
ARTICLE II PURCHASE AND SALE    23
Section 2.01 Purchase and Sale.    23
Section 2.02 Purchase Price.    23
Section 2.03 Transactions to be Effected at the Closing.    24
Section 2.04 Purchase Price Adjustment.    26
Section 2.05 Closing.    29
Section 2.06 Withholding.    29
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER    30
Section 3.01 Organization and Authority of Parent, PFS, and LiveArea US.    30
Section 3.02 Organization, Authority and Qualification of the LiveArea US.    30
Section 3.03 Capitalization.    31
Section 3.04 Subsidiaries.    32
Section 3.05 No Conflicts; Consents.    32
Section 3.06 Unaudited Financial Statements.    32
Section 3.07 Absence of Certain Changes, Events and Conditions    33
Section 3.08 Material Contracts    35
Section 3.09 Title to Assets; Real Property.    38
Section 3.10 Intellectual Property    39
Section 3.11 Legal Proceedings; Governmental Orders    43
Section 3.12 Compliance with Laws; Permits    43
Section 3.13 Environmental Matters.    45
Section 3.14 Employee Benefit Matters.    46
Section 3.15 Employment Matters    49
Section 3.16 Taxes    53
Section 3.17 Accounts Receivable    58
Section 3.18 Customers.    58

Section 3.19 Sufficiency of Assets    59
Section 3.20 LiveArea Reorganization    59
Section 3.21 Brokers    59
Section 3.22 Undisclosed Liabilities    59
Section 3.23 Insurance    59
Section 3.24 Books and Records    60
Section 3.25 Bank Accounts; Powers of Attorney    60
Section 3.26 Transactions With Related Parties    60
Section 3.27 Data Protection, Privacy & Security    60
Section 3.28 No Other Representatives and Warranties    63
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER    64
Section 4.01 Organization and Authority of Buyer    64
Section 4.02 No Conflicts; Consents.    64
Section 4.03 Investment Purpose    64
Section 4.04 Brokers    65
Section 4.05 Sufficiency of Funds.    65
Section 4.06 Legal Proceedings    65
Section 4.07 Independent Investigation.    65
ARTICLE V COVENANTS    65
Section 5.01 Conduct of Business Prior to the Closing.    65
Section 5.02 Access to Information.    66
Section 5.03 Resignations    67
Section 5.04 Employees; Benefit Plans.    67
Section 5.05 Director and Officer Indemnification and Insurance    68
Section 5.06 Confidentiality.    69
Section 5.07 Governmental Approvals and Other Third-party Consents.    69
Section 5.08 Non-Competition; Non-Solicitation.    71
Section 5.09 Books and Records.    72

Section 5.10 Closing Conditions.    73
Section 5.11 Public Announcements.    73
Section 5.12 India Reorganization.    73
Section 5.13 R&W Insurance Policy    74
Section 5.14 Wrong Pockets    74
Section 5.15 Further Assurances    74
Section 5.16 Exclusivity    76
Section 5.17 Release by Parent and PFS    76
ARTICLE VI TAX MATTERS    77
Section 6.01 Tax Covenants.    77
Section 6.02 Tax Indemnification    78
Section 6.03 Straddle Period.    78
Section 6.04 Transfer Taxes.    79
Section 6.05 Section 338(h)(10) Election.    79
Section 6.06 Tax Sharing Agreements.    80
Section 6.07 Cooperation    80
ARTICLE VII CONDITIONS TO CLOSING    80
Section 7.01 Conditions to Obligations of All Parties.    80
Section 7.02 Conditions to Obligations of Buyer    81
Section 7.03 Conditions to Obligations of Seller    84
ARTICLE VIII SURVIVAL AND REMEDIES; INDEMNIFICATION    85
Section 8.01 Survival    85
Section 8.02 Exclusive Remedy    85
ARTICLE IX TERMINATION    85
Section 9.01 Termination.    85
Section 9.02 Effect of Termination.    86
ARTICLE X MISCELLANEOUS    87
Section 10.01 Expenses.    87

Section 10.02 Notices.    87
Section 10.03 Interpretation.    88
Section 10.04 Disclosure Schedules.    88
Section 10.05 Headings.    89
Section 10.06 Severability.    89
Section 10.07 Entire Agreement    89
Section 10.08 Successors and Assigns.    89
Section 10.09 No Third-Party Beneficiaries    89
Section 10.10 Amendment and Modification; Waiver    89
Section 10.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial    90
Section 10.12 Specific Performance    91
Section 10.13 Counterparts    91
Section 10.14 Conflict Waiver; Attorney-Client Privilege    91
Section 10.15 Non-recourse    92

Exhibits
Exhibit A: Working Capital Calculation     A-1
Exhibit B: Post-Reorganization Structure of the Parent Group    B-1
Exhibit C: R&W Insurance Policy Binder Agreement    C-1

Schedules
Disclosure Schedules

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”), dated as of July 2, 2021, is made and entered into by and among PFSweb, Inc., a Delaware corporation (“Parent”), Priority Fulfillment Services, Inc., a wholly-owned subsidiary of Parent and a Delaware corporation (“PFS”), and RevTech Solutions India Private Limited, an India limited liability company (“RevTech Solutions”, and together with Parent and PFS, “Sellers”), Merkle Inc., a Maryland corporation (“US Buyer”) and Dentsu Aegis Network India Private Limited, an India limited liability company (“India Buyer”, and together with US Buyer, “Buyers”).
Recitals
WHEREAS, Parent owns all of the issued and outstanding shares of common stock, par value $0.001 per share (the “LA US Shares”), of LiveArea, Inc., a Delaware corporation (“LiveArea US”);

WHEREAS, Parent owns 1,950,000 equity shares comprising 60%, and RevTech Solutions owns 1,300,000 equity shares comprising the remaining 40%, of the issued, paid up and outstanding share capital (collectively, the “LA India Shares”) of PFSweb Global Services Pvt. Ltd., an India limited liability company (“LA India”);

WHEREAS, LiveArea US owns (i) all of the issued and outstanding share capital (the “LA UK Shares”) of Live Area Global Services UK Limited, a limited liability company duly incorporated in England (“LiveArea UK”) and (ii) all of the issued and outstanding share capital (the “LA Bulgaria Shares”) of Live Area Global Services Bulgaria EOOD, a limited liability company duly incorporated in Bulgaria (“LiveArea Bulgaria” and collectively with LiveArea US, LA India and LiveArea UK, the “LiveArea Companies” and each, a “LiveArea Company”); and

WHEREAS, (i) Parent wishes to sell to US Buyer and US Buyer wishes to purchase from Parent, the LA US Shares, and (ii) Parent and Revtech Solutions wish to sell to India Buyer and India Buyer wishes to purchase from Parent and Revtech Solutions, the LA India Shares (collectively, the LA UK Shares, the LA Bulgaria Shares, the LA US Shares and the LA India Shares, the “Shares”), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
The following terms have the meanings specified or referred to in this ARTICLE I:
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Affordable Care Act” means, collectively, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010.
“Agreement” has the meaning set forth in the preamble.
“Allocation Schedule” has the meaning set forth in Section 6.05(b).
“Allocation Schedule Dispute Notice” has the meaning set forth in Section 6.05(b).
“Alternative Transaction” has the meaning set forth in Section 5.16.
“Anti-Corruption Law” means any Law relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, Governmental Authority, government employee, political party or quasi-governmental, or commercial entity to obtain a business advantage, including but not limited to the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Balance Sheet” has the meaning set forth in Section 3.06.
“Balance Sheet Date” has the meaning set forth in Section 3.06.
“Bankruptcy Exception” has the meaning set forth in Section 3.01.
“Base Purchase Price” has the meaning set forth in Section 2.02.
“Benefit Plan” has the meaning set forth in Section 3.14(a).
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the state of Texas, U.S.A., are authorized or required by Law to be closed for business.
“Business Transfer Agreement” means the Business Transfer Agreement between LA India and Revtech Solutions made and entered into as of the date hereof.

“Buyers” has the meaning set forth in the preamble.
“Buyer Benefit Plans” has the meaning set forth in Section 5.04(b).
“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act of 2020.
“Closing” has the meaning set forth in Section 2.05(a).
“Closing Cash” means all cash and cash equivalents of the LiveArea Companies at Closing, less any outstanding checks and restricted cash (i.e., cash that is not available for immediate use, including security deposits, escrows, and cash used to guarantee loans, bank accounts or letters of credit); provided, however, that (a) Closing Cash shall not exceed (i) $15,000,000 in the aggregate for all cash and cash equivalents maintained in bank accounts owned by LiveArea US or LiveArea UK, (ii) $750,000 in the aggregate for all cash and cash equivalents maintained in bank accounts owned by LA India (excluding cash retained in bank accounts owned by LA India for Taxes payable pursuant to Section 2.4 of the Business Transfer Agreement), and (iii) $400,000 in the aggregate for all cash and cash equivalents maintained in bank accounts owned by LiveArea Bulgaria, in each case of clauses (i), (ii) and (iii) without any reduction, including, but not limited to, any tax withholdings or repatriation costs; and (b) Closing Cash shall be reduced by the amount of cash retained in bank accounts owned by LA India for Taxes payable pursuant to Section 2.4 of the Business Transfer Agreement.
“Closing Date” has the meaning set forth in Section 2.05(a).
“Closing Indebtedness” has the meaning set forth in Section 2.02.
“Closing Indebtedness and Transaction Expenses Certificate” means a certificate of the Chief Financial Officer of Sellers certifying that (i) the LiveArea Companies have no Indebtedness at the Closing, and (ii) all Transaction Expenses have been paid in full at or before Closing.
“Closing Statement” has the meaning set forth in Section 2.04(b)(i).
“Closing Working Capital” means (a) the Current Assets of the LiveArea Companies, less (b) the Current Liabilities of the LiveArea Companies, determined as of the open of business on the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended.
“Computer Software” means all software, computer programs, operating systems, interfaces, firmware, modules, algorithms, methodologies and routines (in both Source Code and object code form) owned or licensed, whether for general business usage or specific, unique-to-

the-business usage, including without limitation, all “back office” software, computer programs, operating systems, interfaces, firmware, modules, algorithms, methodologies and routines connected to, interacting or interfacing with, any channel partner web address, web page, website, URL or related content, and all documentation relating to any of the foregoing.
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 2, 2021, between Parent and Dentsu London Limited, an affiliate of Buyers.
“Confidential Information” means and includes (a) all knowledge, documents, information, data and material concerning the business, operations, assets, affairs, plans or financial condition of the LiveArea Business and the LiveArea Companies, and (b) all information that has been disclosed to the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or the LiveArea Companies by any third party under an agreement or circumstances requiring such information to be kept confidential. Confidential Information shall include the names, buying habits and procedures, projects, rates, marketing methods and/or practices, fees and/or commissions of the LiveArea Business, the LiveArea Companies and their respective clients; pricing information relating to the LiveArea Business, the LiveArea Companies and their respective vendors and suppliers; compensation paid to employees, terms of employment and other employee-related matters regarding the LiveArea Business and the LiveArea Companies; proprietary software and programs of the LiveArea Business and the LiveArea Companies; financial or research models or processes and related data of the LiveArea Business and the LiveArea Companies; and financial information concerning the LiveArea Business and the LiveArea Companies. Confidential Information shall not include: (i) information that is in the public domain through no fault of a party hereto; (ii) information published or disseminated by a party hereto in the ordinary course of its business without restriction and consistent with past practice; and (iii) information received from a third party in rightful possession of such information and not under an obligation to keep such information confidential and without breach of this Agreement.
“COVID-19” means coronavirus (as that term is defined in section 1 Coronavirus Act 2020 or other applicable Laws) and the disease which can be caused by coronavirus, as so defined.
“COVID-19 Regulations” means any legislation implemented, or any Treasury direction, guidance or advice issued, in relation to or as a direct or indirect result of COVID-19 by any government, governmental department or agency, any regulatory authority or any local or other authority, in any territory in which any of the LiveArea Companies or the LiveArea Business has operated and in each case whether or not having the force of law.
“Current Assets” means the current assets as listed and calculated on Exhibit A.
“Current Liabilities” means the current liabilities as listed and calculated on Exhibit A .

“Data Breach” means a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, or acquisition of Personal Data transmitted, stored or otherwise processed.
“Data Protection Laws” means all laws and regulations relating to data protection, security, and privacy which is from time to time applicable to the LiveArea Companies (or any part of the LiveArea Business) in any jurisdiction including: the California Consumer Privacy Act (CCPA), the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426); all other applicable national laws, regulations and secondary legislation implementing European Directive 2002/58/EC; the General Data Protection Regulation (EU) 2016/679 as it has effect in EU law; the UK version of the General Data Protection Regulation (EU) 2016/679 as it forms part of the law of each applicable jurisdiction of the United Kingdom pursuant to the European Union (Withdrawal) Act 2018; the Data Protection Act 2018; and all applicable codes of conduct and practice, self-regulatory programs or certifications, guidance and opinions relating to data protection and privacy issued by, or with the approval of, any authority, data protection regulator or any trade association of which any LiveArea Companies (or any part of the LiveArea Business) are a member, in each case as amended, replaced or updated from time to time and together with any subordinate or related legislation made under any of the foregoing.
“Data Room” means the electronic documentation site established by Intralinks, Inc. on behalf of Parent and made available to Buyers and their Representatives.
“Data Subject Requests” has the meaning set forth in Section 3.27(b).
“Deferred Payroll Taxes” means any Taxes payable by any LiveArea Company that (a) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (b) are payable following the Closing as permitted by Section 2302(a) of the CARES Act, similar law or executive order (together with all regulations and guidance related thereto issued by a Governmental Authority), excluding, for the avoidance of doubt, any such Taxes that remain obligations of Parent or PFS.
“Disclosure Schedules” means the Disclosure Schedules delivered by Parent and US Buyer concurrently with the execution and delivery of this Agreement.
“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).
“Dollars or $” means the lawful currency of the United States.
“Drop Dead Date” has the meaning set forth in Section 9.01(b)(i).

“Employees” means those Persons employed by the LiveArea Companies immediately prior to the Closing (provided that solely for purposes of Section 3.15 of the Disclosure Schedules, Employees means those Persons employed by the LiveArea Companies as of the date hereof).
“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.
“Engagement” has the meaning set forth in Section 10.14(a)(i).
“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliates” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with Parent and any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Estimated Closing Cash” has the meaning set forth in Section 2.04(a)(i).
“Estimated Closing Indebtedness” has the meaning set forth in Section 2.04(a)(i).
“Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a)(i).
“Estimated Statement” has the meaning set forth in Section 2.04(a)(i).
“Estimated Transaction Expenses” has the meaning set forth in Section 2.04(a)(i).
“Foreign Benefit Plan” means each pension, benefit, retirement, supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, stock, stock-based, change in control, retention, severance, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, welfare, disability, life insurance, accidental death and dismemberment, fringe benefit, and other similar agreement, plan, contract, policy, program, practice, or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, maintained pursuant to the laws of a country other than the United States, which is or has been established, maintained, sponsored, contributed to, or required to be contributed to by any LiveArea Pre-Reorg Parties or the LiveArea Companies for the benefit of any current or former employee, officer, director, retiree, independent contractor, or consultant of the LiveArea Companies or the LiveArea Business or any spouse or dependent of such individual, or under which any LiveArea Pre-Reorg Parties or the LiveArea Companies has or may have any liability, or with respect to which Buyers or any of their Affiliates would reasonably be expected to have any liability, contingent or otherwise.
“Fraud” means, with respect to a party, an actual and intentional misrepresentation of a fact with respect to the making of any representation or warranty with knowledge that such representation is false or the belief it is false and made for the purpose of inducing the other party to act or refrain from acting, and upon which the other party justifiably relies with resulting losses.
“FY 2020” means the fiscal year of the LiveArea Business that ended December 31, 2020.
“GAAP” means United States generally accepted accounting principles.
“Government Official” means (a) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, (b) any political party or party official or candidate for political office or (c) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clauses (a) or (b) of this definition.

“Governmental Authority” or “Governmental Authorities” means (a) any U.S. or non-U.S. federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, and (b) any U.S. or non U.S. government entity, department, commission, bureau, agency, authority, board, court or other similar body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or political subdivision thereof, and (c) any self-regulated organization or other non-governmental regulatory authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), and (d) any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Incidental License” means any: (a) permitted use right to confidential information in a non-disclosure agreement; (b) agreement with any current and former employee(s), consultant(s) or contractor(s) of the LiveArea Companies; (c) license for any commercially available software (including software as a service) under standard end-user non-negotiated license terms and conditions and involving obligations or payments of less than $50,000 per annum; (d) LiveArea Company agreement licensing or permitting use of any LiveArea Intellectual Property under a standard form agreement provided for review to US Buyer by the LiveArea Company(ies) and having an annual value of less than $200,000 per annum; and (e) non-exclusive license for pre-existing material or other non-exclusive license that is not material to the LiveArea Business and merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as any license for the use of software that is preconfigured, preinstalled, or embedded on hardware or other equipment.
“Indebtedness” means, without duplication and with respect to the LiveArea Companies, all (a) indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money; (b) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (c) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (d) all obligations as lessee under any leases which are treated as finance leases in accordance with GAAP (which, for the avoidance of doubt, shall not include any leases that would be characterized as operating leases in accordance with GAAP prior to giving effect to Accounting Standards Codification 842 and shall include any leases characterized as capital leases in accordance with GAAP prior to giving effect to Accounting Standards Codification 842) or classified as a capital lease or finance lease in the Unaudited Financial Statements; (e) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions and liabilities for drawn letters of credit, performance bonds, surety bonds and similar obligations; (f) the Tax Liability Amount excluding liabilities accrued in relation to income Tax receivables and prepaid income Tax balances in India; (g) any employer contributions or premium payments due or owed with respect to a Benefit Plan for service or coverage through the Closing including liabilities accrued under the India Gratuity Plan owed by LA India to Employees; (h) the deferred purchase price of property or services with respect to which the LiveArea Companies are liable, contingent or otherwise, as obligor or otherwise, including “earn-out” obligations and “seller notes” payable and excluding ordinary course trade payables and accrued expenses to the extent included in Closing Working Capital; (i) in respect of declared but unpaid dividends, interest or distributions or obligations owed to any Seller or prior equity owner of the LiveArea Companies; (j) payments of severance owed by the LiveArea Companies as of the Closing (to the extent not included as a Transaction Expense); (k) all unpaid fees and expenses incurred in connection with the preparation, negotiation and execution of the LiveArea Reorganization or the India Reorganization; (l) guarantees made by the LiveArea Companies on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (k); and (m) any unpaid interest, prepayment penalties, premiums, breakage fees, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (l). For the avoidance of doubt, Indebtedness shall not include any liabilities taken into account in the calculation of Closing Working Capital.
“Independent Accountant” has the meaning set forth in Section 2.04(c)(iii).
“India Buyer” has the meaning set forth in the preamble.
“India Closing” has the meaning set forth in Section 2.05(b).
“India Closing Date” has the meaning set forth in Section 2.05(b).
“India Reorganization” has the meaning set forth in Section 5.12.
“Indian Companies Act” means the Companies Act, 1956 or the Companies Act, 2013, each to the extent in force as on the date of this Agreement (as amended from time to time) and shall include statutory replacements or re-enactments thereof.
“Indian Foreign Exchange Regulations” mean the regulations, orders, press notes, notifications, circulars or other similar enactments promulgated by the Governmental Authorities in India in relation to the foreign investments to entities incorporated in India, and includes but is not limited to the (a) Consolidated Foreign Direct Investment Policy, 2015 and (b) Foreign

Exchange Management Act, 1999 and the rules framed thereunder, each to the extent in force as on the date of this Agreement (as amended from time to time) and shall include statutory replacements or re-enactments thereof.
“Indirect Taxes” has the meaning as set forth in Section 3.16(ii).
“IRS” has the meaning as set forth in Section 3.14(b).
“LA Bulgaria Shares” has the meaning set forth in the recitals.
“LA India” has the meaning set forth in the recitals.
“LA India Purchase Price” has the meaning set forth in Section 2.02.
“LA India Shares” has the meaning set forth in the recitals.
“LA UK Shares” has the meaning set forth in the recitals.
“LA US Purchase Price” has the meaning set forth in Section 2.02.
“LA US Shares” has the meaning set forth in the recitals.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“LiveArea Bulgaria” has the meaning set forth in the recitals.
“LiveArea Business” means the business (a) as currently conducted by the LiveArea Companies and (b) as conducted by the LiveArea Pre-Reorg Parties prior to the consummation of the LiveArea Reorganization, which includes business-to business e-commerce strategy and consulting services, and e-commerce design and digital marketing services.
“LiveArea Business Systems” means the computer systems, including Computer Software, firmware, hardware, telecommunications networks, network equipment, peripherals, platforms, interfaces, servers and other similar or related items of automated or computerized systems used by the LiveArea Pre-Reorg Parties and the LiveArea Companies in the LiveArea Business.
“LiveArea Companies” has the meaning set forth in the recitals.

“LiveArea Company” has the meaning set forth in the recitals.
“LiveArea Continuing Employee” has the meaning set forth in Section 5.04(a).
“LiveArea Intellectual Property” has the meaning set forth in Section 3.10(a).
“LiveArea Pre-Reorg Parties” means Sellers and their Affiliates (other than the LiveArea Companies) who owned and operated the LiveArea Business prior to the consummation of the LiveArea Reorganization.
“LiveArea Reorganization” means the corporate reorganization of the LiveArea Business within the Parent Group effective as of May 1, 2021 and legally separating the LiveArea Business from Parent’s PFS Operations business line with each such business line owned by separate wholly-owned subsidiaries of Parent as reflected on Exhibit B.
“LiveArea UK” has the meaning set forth in the recitals.
“LiveArea US” has the meaning set forth in the recitals.
“Loss” or “Losses” means losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the LiveArea Companies, or (b) the ability of Sellers to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the LiveArea Companies operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of US Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP); (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the LiveArea Companies; (ix) any natural or man-made disaster or acts of God; (x) any epidemics, pandemics, disease outbreaks, or other public health emergencies, including, but not limited to, COVID-19 and any resurgence or variation of such virus; or (xi) any failure by the LiveArea Companies to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Material Contracts” has the meaning set forth in Section 3.08(a).
“Material Customers” has the meaning set forth in Section 3.18(a).
“Material Suppliers” has the meaning set forth in Section 3.18(b).
“Open Source Software” means (a) any Computer Software that requires as a condition of use, modification or distribution that such Computer Software or other Computer Software incorporated into, linked with, derived from, based upon or distributed with such Computer Software: (i) be disclosed, licensed or distributed in Source Code form, (ii) be licensed for the purpose of making derivative works, and/or (iii) be redistributable at no charge, and (b) without limiting the generality of the foregoing, Computer Software licensed or distributed under any of the following licenses or distribution models, or licenses or distributions models similar to any of the following: GNU General Public License (GPL), Lesser/Library General Public License (LGPL), Eclipse Public License, Common Public License (CPL), Mozilla Public License, Apache Software License, and BSD License.
“Parent” has the meaning set forth in the preamble.
“Parent Group” has the meaning set forth in Section 10.14(a)(i).
“Parent Group Law Firm” has the meaning set forth in Section 10.14(a)(i).
“PCI DSS” has the meaning set forth in Section 3.27(i).
“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.
“Permitted Encumbrances” has the meaning set forth in Section 3.09(e).
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Personal Data” means any information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, including, but not limited to any information that is defined within, governed, regulated, or protected by one or more Data Protection Laws or any information that is covered by the PCI DSS or the Health Insurance Portability and Accountability Act (HIPPA).
“PFS” has the meaning set forth in the preamble.
“PFS Assets” has the meaning set forth in Section 5.12.

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(b)(ii).
“Post-Closing Covenant Claims” has the meaning set forth in Section 8.02.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such taxable period beginning after the Closing Date.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.
“Pre-Closing Taxes” means: (a) any Taxes of the LiveArea Companies relating to Pre-Closing Tax Periods (including any and all portions of Straddle Periods ending on the Closing Date (determined in accordance with Section 6.03)); (b) any and all Taxes of an “affiliated group” (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable state, local or foreign law) of which a LiveArea Company (or any predecessor of the LiveArea Companies) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign law); (c) any and all Taxes arising in connection with the transactions contemplated by this Agreement (excluding any Transfer Taxes that are the responsibility of US Buyer pursuant to Section 6.04); (d) any payments required to be made after the Closing Date under any Tax Sharing Agreement to which a LiveArea Company was obligated, or was a party, on or prior to the Closing Date; (e) any Taxes arising from the settlement, repayment, retirement, cancellation or elimination of any intercompany balances between or among any LiveArea Company existing as of the beginning of the day on the Closing Date; (f) any Taxes arising under Section 951, Section 951A or Section 965 of the Code (or similar provisions of state, local or foreign Law) with respect to the income, business or operations of any of the LiveArea Companies in any period (or portion thereof) ending on or before the Closing Date; (g) any Taxes payable under Section 965 of the Code, regardless of whether an election under Section 965(h) of the Code has been made; (h) any Taxes imposed on or with respect to Buyers and/or the LiveArea Companies with respect to any Post-Closing Tax Period attributable to the forgiveness, cancellation or other discharge of any Paycheck Protection Program Loan or the denial or reversal of any deductible expenses funded by any Paycheck Protection Program Loan proceeds; (i) any Taxes required to be withheld with respect to any direct or indirect share transfer of any of the LA India Shares, LiveArea Bulgaria Shares and/or LiveArea UK Shares pursuant to this Agreement and in accordance with Section 7.02(v) (including as a result of the failure of Sellers to provide complete and accurate information pursuant to Section 2.06); (j) other costs incurred by reason of the failure of the transactions contemplated hereby to qualify for the Section 338(h)(10) Election as a result of an act or omission on the part of any Seller and/or an act or omission on the part of LiveArea US (to the extent such act or omission on the part of LiveArea US arises prior to Closing); and (k) Taxes imposed on the LiveArea Companies or Buyers as a result of the (i) LiveArea Reorganization and (ii) the India Reorganization; in each case together with any out-of-pocket fees and expenses (including reasonable attorneys’ and accountants’ fees) incurred in connection therewith.

“Privileged Communications” has the meaning set forth in Section 10.14(b).
“Proceeding” means any claims, investigations, hearings, orders, inquiries, charges, complaints or other proceedings by or before any governmental entity or administrative authority, arbitrator, court or other dispute resolution or mediation person, whether at law or in equity, whether civil or criminal in nature.
“Purchase Price” has the meaning set forth in Section 2.02.
“Qualified Benefit Plan” has the meaning set forth in Section 3.14(b).
“Real Property” means the real property leased or subleased by the LiveArea Companies, together with all buildings, structures and facilities located thereon.
“Real Property Lease” means any lease, sublease, rental, license or other occupancy agreement pertaining to the use and occupancy of any real estate in connection with the LiveArea Business.
“Related Party” means any (a) current or former (since January 1, 2019) shareholder or other equity holder, manager, member, partner, director, officer, employee of any LiveArea Company, (b) entity, directly or indirectly, controlled by any such Person referred to in clause (a) above, or (c) immediate family member of any such Person referred to in clause (a) above.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Released Claims” has the meaning set forth in Section 5.17(a).
“Released Parties” has the meaning set forth in Section 5.17(a).
“Releasor” has the meaning set forth in Section 5.17(a).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).
“Restricted Business” means the LiveArea Business as conducted by the LiveArea Pre-Reorg Parties and the LiveArea Companies.
“Restricted Period” has the meaning set forth in Section 5.08(a).

“Retained Claims” has the meaning set forth in Section 5.17(a).
“Review Period” has the meaning set forth in Section 2.04(c)(i).
“RevTech Solutions” has the meaning set forth in the recitals.
“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy with the R&W Insurer obtained and bound by US Buyer as of the date of this Agreement and attached hereto as Exhibit C.
“R&W Insurer” means AIG, Mergers and Acquisitions Insurance Group.
“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Trade Controls Laws, namely Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine.
“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Trade Controls Laws, including: (a) any individual or entity listed on any applicable U.S. or non-U.S. sanctions-or export-related restricted party list, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (b) any entity that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (a); or (c) any national of a Sanctioned Country.
“Section 338(h)(10) Election” has the meaning set forth in Section 6.05(a).
“Sellers” has the meaning set forth in the preamble.
“Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge, after reasonable inquiry, of those persons listed on Section 1.01(a) of the Disclosure Schedules.
“Shares” has the meaning set forth in the recitals.
“Source Code” means one or more statements in human readable form, including comments and definitions, which are generally formed and organized according to the syntax of a computer or programmable logic programming language (including such statements in batch or scripting languages), together with any and all text, diagrams, graphs, charts, presentations, manuals and other information that describe the foregoing.
“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).
“Status Determination” means the determination required to be made under Chapter 10 of Part 2 of the UK Income Tax (Earnings & Pensions) Act 2003 as to whether, if the services performed by the worker were provided under a contract directly between a LiveArea Company and the worker, either that the worker would be regarded for income tax purposes as an employee of the LiveArea Companies or that the worker would not be so regarded.
“Status Determination Statement” means a written statement confirming the Status Determination.
“Straddle Period” has the meaning set forth in Section 6.03.
“Subcontract Agreement” means the Subcontract Agreement between Parent and LiveArea US of even date herewith regarding the US Mint prime contract.
“Target Working Capital” means $9,400,000.
“Taxes” means: (a) all federal, state, local, foreign and other income, gross receipts, sales, use, digital services, production, ad valorem, transfer, franchise, alterative minimum, add-on minimum, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, social security, disability, employee, withholding, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), unclaimed property, escheat, capital stock, real property gains, value added, windfall profits, occupation, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties; and (b) any liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of being a “transferee” (within the meaning of Section 6901 of the Code or similar provision of the Code or of any other applicable state, local or foreign Law) of any Person and shall include any tax payable as a representative assessee under Indian tax Law.
“Tax Liability Amount” means the unpaid liability for Taxes of the LiveArea Companies (including, for the avoidance of doubt, any Deferred Payroll Taxes) with respect to any Pre-Closing Tax Period, calculated (a) with respect to any Straddle Period, in accordance with Section 6.03, (b) in accordance with the past practice (including reporting positions and jurisdictions, elections and accounting methods) of the LiveArea Companies in preparing Tax Returns, except as otherwise required by applicable Law, (c) by excluding all deferred Tax liabilities and deferred Tax assets, in each case, established for GAAP purposes, (d) by excluding any amounts taken into account in calculating the Indebtedness (other than pursuant to clause (f) of the definition of Indebtedness) or Closing Working Capital, and (e) by excluding any liabilities for accruals or reserves for contingent Taxes or with respect to uncertain Tax positions; provided, however, that the Tax Liability Amount shall not be less than $0.
“Tax Return” means any return, declaration, report, claim for refund, estimate, information report, return statement or filing relating to Taxes, including any schedule or attachment thereto and including any amendment thereof, including (a) any return, declaration, report or other statement provided or required to be provided to any Person for compliance with

Sections 1471-1474 of the Code (including any intergovernmental agreements thereunder and any Treasury Regulations or other official interpretations with respect thereof) and (b) any return, declaration, report or other statement provided or required to be provided to any Person as part of a Foreign Bank Account Report.
“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement, whether written or unwritten (including any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document).
“Territory” means the United States, Canada, Europe and India.
“Third Party Licenses” has the meaning set forth in Section 3.10(c).
“Trade Controls Laws” means sanctions Laws administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, export-import Laws administered by the U.S. Department of Commerce’s Bureau of Industry and Security and the U.S. Department of State’s Directorate of Defense Trade Controls, and the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service.
“Transaction Documents” means this Agreement, the Transition Services Agreement and the Business Transfer Agreement.
“Transaction Expenses” means all fees and expenses incurred by Sellers and their Affiliates including the LiveArea Companies at or prior to the Closing in connection with the preparation, negotiation and execution of the Transaction Documents including legal, accounting, tax, professional, advisory or consulting fees and expenses including the fees and expenses of Raymond James & Associates, Inc., and the performance and consummation of the transactions contemplated hereby and thereby, any severance, retention, transaction, change of control, or similar payments or bonuses that become due or payable as a result of the consummation of the transaction described in this Agreement, plus the employer portion of any payroll taxes on such payments or any excise taxes arising under Sections 280G and 4999 of the Code regarding such payments including any gross up payments related thereto, the tail insurance policies described in Section 5.05(b) and 50% of each of the following costs: (a) all filing and other similar fees payable in connection with any filings or submissions under the HSR Act and (b) Transfer Taxes.
“Transfer Taxes” has the meaning set forth in Section 6.04.
“Transition Services Agreement” means the Transition Services Agreement between Parent and US Buyer made and entered into by Parent and US Buyer as of the date hereof.
“Treasury“ means the United States Department of the Treasury.

“Unaudited Financial Statements” has the meaning set forth in Section 3.06.
“Undisputed Amounts” has the meaning set forth in Section 2.04(c)(iii).
“Unreplaced Contract” has the meaning set forth in Section 5.15(d).
“US Buyer” has the meaning set forth in the preamble.
“VEBA” has the meaning set forth in Section 3.14(a).
“Worker” has the meaning ascribed to it in section 230(3)(b) of the Employment Rights Act 1996 and shall also include any consultants and agency workers.
“Working Capital Closing Reduction” has the meaning set forth in Section 2.04(a)(ii).

ARTICLE II
PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, (a) Parent shall sell to US Buyer and US Buyer shall purchase from Parent, the LA US Shares, and (b) Parent and RevTech Solutions shall sell to India Buyer and India Buyer shall purchase from Parent and RevTech Solutions, the LA India Shares, for the consideration specified in Section 2.02, free and clear of all Encumbrances, and subject to adjustment pursuant to Section 2.04.
Section 2.02 Purchase Price. The aggregate purchase price for the Shares shall be an amount equal to (i) $250,000,000 (the “Base Purchase Price”), (ii) plus the total amount of Closing Cash, if any (iii) minus the total outstanding amount of Indebtedness of the LiveArea Companies at Closing “Closing Indebtedness”), (iv) minus the unpaid Transaction Expenses (but only to the extent the LiveArea Companies and not Parent or PFS are responsible for such expenses), and (v) minus the amount by which Target Working Capital exceeds Closing Working Capital (collectively, the “Purchase Price”). For the avoidance of doubt, if Closing Working Capital exceeds Target Working Capital, there shall be no adjustment to the Purchase Price to take into account such excess. The Base Purchase Price shall be allocated among the LA US Shares (the “LA US Purchase Price”) and the LA India Shares (the “LA India Purchase Price”) as follows: (A) the LA India Purchase Price shall be equivalent to the fair market value specified in the fair valuation certificate to be delivered by Sellers pursuant to Section 7.02(o), and (B) the LA US Purchase Price shall be the Base Purchase Price (subject to adjustment pursuant to Section 2.04), minus the LA India Purchase Price as determined pursuant to clause

(A), and the items set forth in clauses (ii), (iii), (iv), and (v) above shall adjust, up or down, only the LA US Purchase Price. If a Section 338(h)(10) election is made, the parties agree to allocate the Purchase Price for tax purposes as provided in Section 6.05(b).
Section 2.03    Transactions to be Effected at the Closing.
(a)     At the Closing:
(i)    US Buyer shall deliver to Parent the LA US Purchase Price, plus the Estimated Closing Cash , minus the Estimated Closing Indebtedness, minus the Estimated Transaction Expenses, minus, if applicable, the Working Capital Closing Reduction, by wire transfer of immediately available funds to an account designated in writing by Parent to US Buyer;
(ii)    India Buyer shall deliver to Parent 60% of the LA India Purchase Price and to RevTech Solutions 40% of the LA India Purchase Price by wire transfer of immediately available funds to an account designated in writing by Parent to US Buyer;
(iii)    PFS, Parent, RevTech Solutions and LA India shall deliver to India Buyer, such documents as may be requested for completion of all filings required under Indian Foreign Exchange Regulations with the authorized dealer bank; and
(iv)    US Buyer shall deliver or cause to be delivered to Parent all other agreements, documents, instruments or certificates required to be delivered by Buyers at or prior to the Closing pursuant to Section 7.03 of this Agreement.
(b)    At the Closing, Sellers shall deliver to US Buyer:
(i)    stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;
(ii)    the Closing Indebtedness and Transaction Expenses Certificate;
(iii)    resignation letters of the directors and officers of each of the LiveArea Companies set forth on Section 5.03 of the Disclosure Schedules, in forms acceptable to US Buyer;
(iv)    certified true copies of the resolutions passed by the board of directors of LA India pursuant to Section 2.03(c); and

(v)    all other agreements, documents, instruments, or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 7.02 of this Agreement.
(c)    At the Closing, PFS shall ensure that LA India shall convene a duly quorate meeting of the board of directors of LA India, in accordance with the applicable provisions of the Indian Companies Act and its charter documents to:
(i)    approve and take on record the sale and transfer of the LA India Shares by Parent and RevTech Solutions to India Buyer, and cause the shareholders to waive any transfer restrictions in the organizational documents of LA India;
(ii)    appoint such Persons as may be nominated by India Buyer as directors on the board of LA India;
(iii)    accept and take on record the resignation of the directors of LA India appointed by Parent (being effective from the closure of the meeting of the board of directors referred to in this Section 2.03(c)) in respect of whom the board of directors of LA India has received resignation letters;
(iv)    authorize any Person on behalf of the board of directors of LA India to make necessary endorsements on the share certificates representing the LA India Shares, indicating the name of India Buyer as the sole legal and beneficial owner of the LA India Shares;
(v)    authorize any Person on behalf of the board of directors of LA India to enter the name of India Buyer in the register of members, maintained by LA India pursuant to the applicable provisions of the Indian Companies Act, as the sole legal and beneficial owner of the LA India Shares;
(vi)    authorize any Person on behalf of the board of directors of LA India to make appropriate entries in the register of directors and key managerial personnel, maintained by LA India pursuant to the applicable provisions of the Indian Companies Act, on account of resignation and appointment of directors on the board of LA India pursuant to Section 2.03(c) of this Agreement; and
(vii)    authorize any Person on behalf of the board of directors of LA India to make the necessary filings with the registrar of companies in respect of the resignation and appointment of directors on the board of LA India, as required pursuant to the provisions of the Indian Companies Act.
Section 2.04    Purchase Price Adjustment.
(a)    Closing Adjustment.

(i)    At least three Business Days before the Closing, Parent shall prepare and deliver to US Buyer a statement (the “Estimated Statement”) setting forth its good faith estimate of (A) Closing Working Capital (the “Estimated Closing Working Capital”), Closing Cash (the “Estimated Closing Cash”), Closing Indebtedness (the “Estimated Closing Indebtedness”) and Transaction Expenses (the “Estimated Transaction Expenses”) (and reasonable supporting documentation related thereto), which statement shall contain an estimated balance sheet of the LiveArea Companies as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital, Estimated Closing Cash, Estimated Closing Indebtedness and Estimated Transaction Expenses, and a certificate of the Chief Financial Officer of Parent that the estimated balance sheet of the LiveArea Companies as of the Closing Date was prepared in accordance with Exhibit A.
(ii)    The “Working Capital Closing Reduction” shall be the amount, if any, by which Target Working Capital exceeds Estimated Closing Working Capital. The LA US Purchase Price shall be reduced by the amount of the Working Capital Closing Reduction. For the avoidance of doubt, the LA US Purchase Price shall not be increased if Estimated Closing Working Capital exceeds Target Working Capital.
(b)    Post-Closing Adjustment.
Within 90 days after the Closing Date, US Buyer shall prepare and deliver to Parent a statement setting forth its calculation of the Closing Working Capital, Closing Cash, Closing Indebtedness, Transaction Expenses and all amounts owed to or from the LiveArea Companies and any Related Party or Sellers or their Affiliates (excluding the LiveArea Companies) pursuant to the agreements described in Section 7.02(m) or otherwise (and reasonable supporting documentation related thereto), which statement shall contain an unaudited balance sheet of the LiveArea Companies as of the Closing Date (without giving effect to the transactions contemplated herein) (the “Closing Statement”) and a certificate of the Chief Financial Officer of US Buyer that the unaudited balance sheet of the LiveArea Companies as of the Closing Date was prepared in accordance with Exhibit A.
The post-closing adjustment shall be an amount equal to the sum of the following: (A) if there was a Working Capital Closing Reduction and Closing Working Capital exceeds Estimated Closing Working Capital, the amount of such excess up to a maximum of the Working Capital Closing Reduction expressed as a positive number, (B) if there was no Working Capital Closing Reduction and Closing Working Capital exceeds Target Working Capital, $0, (C) if there was a Working Capital Closing Reduction and Estimated Closing Working Capital exceeds Closing Working Capital, the amount of such excess expressed as a negative number, (D) if there was no Working Capital Closing Reduction and

Target Working Capital exceeds Closing Working Capital, the amount of such excess expressed as a negative number, (E) Closing Cash minus Estimated Closing Cash, (F) Estimated Closing Indebtedness minus Closing Indebtedness,(G) Estimated Transaction Expenses minus Transaction Expenses, (H) all amounts owed to the LiveArea Companies from any Related Party or Sellers or their Affiliates (excluding the LiveArea Companies) pursuant to the agreements described in Section 7.02(m) or otherwise as of the Closing Date to the extent that the LiveArea Companies received one or more payments of cash for such amounts within 60 days after the Closing Date, subject to a cap of $1,000,000 and reduced by (I) fifty percent (50%) to the extent any of such amounts relate to receivables from parties domiciled in India, and (II) fourteen and one-half percent (14.5%) to the extent any of such amounts relate to receivables from parties domiciled in Bulgaria, expressed as a positive number, and (I) all amounts owed by the LiveArea Companies to any Related Party or Sellers or their Affiliates (excluding the LiveArea Companies) pursuant to the agreements described in Section 7.02(m) or otherwise as of the Closing Date , expressed as a negative number (collectively, the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, US Buyer shall pay to Sellers (other than RevTech Solutions) an amount equal to the Post-Closing Adjustment as an adjustment to the LA US Purchase Price. If the Post-Closing Adjustment is a negative number, Sellers (other than RevTech Solutions) shall pay to US Buyer an amount equal to the absolute value of the Post-Closing Adjustment as an adjustment to the LA US Purchase Price (e.g., a ($100,000) Post-Closing Adjustment would result in a $100,000 payment to US Buyer).
(c)    Examination and Review.
(i)    Examination. After receipt of the Closing Statement, Parent shall have 30 days (the “Review Period”) to review the Closing Statement. During the Review Period, Parent and Parent’s accountants shall have full access to the books and records of the LiveArea Companies and the personnel of US Buyer and/or US Buyer’s accountants to the extent that they relate to the Closing Statement as Parent may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of US Buyer or the LiveArea Business.
(ii)    Objection. On or prior to the last day of the Review Period, Parent may object to the Closing Statement by delivering to US Buyer a written statement setting forth Parent’s objections in reasonable detail, indicating each disputed item or amount and the basis for Parent’s disagreement therewith (the “Statement of Objections”). If Parent fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post- Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by Parent. If Parent delivers the Statement of

Objections before the expiration of the Review Period, US Buyer and Parent shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by US Buyer and Parent, shall be final and binding.
(iii)    Resolution of Disputes. If Parent and US Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Ernst & Young Global Limited or, if Ernst & Young Global Limited is unable to serve, US Buyer and Parent shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Parent’s accountants or US Buyer’s accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively.
(iv)    Fees of the Independent Accountants. The fees and expenses of the Independent Accountant shall be paid by Parent, on the one hand, and by US Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or US Buyer, respectively, bears to the aggregate amount actually contested by Parent and US Buyer.
(v)    Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.
(d)    Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within ten (10) Business Days of acceptance of the applicable Closing Statement or (y) if there are Disputed Amounts, then within ten (10) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by US Buyer or Parent, as the case may be.

(e)    Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.04 shall be treated as an adjustment to the LA US Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
Section 2.05    Closing.
(a)    Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 9 a.m., Central Time, no later than two Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of FisherBroyles, LLP or remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Parent and US Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). Notwithstanding the foregoing, if all conditions to Closing are first satisfied on a date that is within seven (7) days prior to a calendar month-end, Parent and US Buyer agree that the Closing Date will occur on the last day of such calendar month.
(b)    Subject to the terms and conditions of this Agreement, the purchase and sale of the LA India Shares contemplated hereby shall take place at a closing (the “India Closing”) to be held remotely by exchange of documents and signatures (or their electronic counterparts) and effective as of 12:01 am India Standard Time on the first day following the Closing Date, or at such other time or on such other date or at such other place as Parent and US Buyer may mutually agree upon in writing (the day on which the India Closing takes place being the “India Closing Date”).
Section 2.06 Withholding. Notwithstanding anything in this Agreement to the contrary, each of Buyers, the LiveArea Companies, and their respective Affiliates is entitled to deduct and withhold or cause to be deducted and withheld from any amounts payable pursuant to this Agreement, such amounts as Buyers, the LiveArea Companies, and their respective Affiliates determine is required to be deducted and withheld with respect to the making of any such payment under any applicable provision of Tax law, including as a result of any compensatory payment. To the extent that amounts are so deducted, withheld and remitted to the appropriate Governmental Authority, such deducted, withheld and remitted amounts are to be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Sellers shall provide complete and accurate information to enable Buyers to properly calculate any amounts required to be withheld from the LA India Purchase Price.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedules, each Seller represents and warrants to Buyers that the statements contained in this ARTICLE III are true and correct as of the date hereof.
Section 3.01 Organization and Authority of Parent, PFS, LiveArea US and RevTech Solutions. Each of Parent, PFS and LiveArea US is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. RevTech Solutions is a private limited company duly organized and validly existing under the Laws of India. Each of Parent, PFS. LiveArea US and RevTech Solutions has all necessary corporate power and authority to enter into the Transaction Documents, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each of Parent, PFS, LiveArea US and RevTech Solutions of the Transaction Documents, the performance by each of Parent, PFS, LiveArea US and RevTech Solutions of its obligations thereunder and the consummation by each of Parent, PFS, LiveArea US and RevTech Solutions of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of each of Parent, PFS, LiveArea US and RevTech Solutions. The Transaction Documents have been duly executed and delivered by each of Parent, PFS, LiveArea US and RevTech Solutions, and (assuming due authorization, execution and delivery by Buyers) each Transaction Document constitutes a legal, valid and binding obligation of each of Parent, PFS, LiveArea US and RevTech Solutions, enforceable against each of Parent, PFS, LiveArea US and RevTech Solutions in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Bankruptcy Exception”).
Section 3.02    Organization, Authority and Qualification of Other LiveArea Companies.
(a)    LA India is a private limited company duly organized and validly existing under the Laws of India and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.
(b)    LiveArea UK is a limited liability company duly incorporated in England, validly existing and in good standing or its equivalent thereof in the UK and has all requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.
(c)    LiveArea Bulgaria is a limited liability company duly incorporated in Bulgaria, validly existing and in good standing or its equivalent thereof in Bulgaria and has all requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.
Section 3.03    Capitalization.

(a)    The authorized capital stock of LiveArea US consists of 1,000,000 shares of common stock, par value $0.001, of which 1,000,000 shares are issued and outstanding and constitute the LA US Shares. All of the LA US Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record, legally and beneficially by Parent, free and clear of all Encumbrances.
(b)    The authorized capital stock of LA India consists of 4,000,000 equity shares with a face value of INR 10.00 per share, of which 3,250,000 shares are issued and outstanding. All of the LA India Shares have been duly authorized, are validly issued and fully paid, and 1,950,000 are owned of record, legally and beneficially by Parent and 1,300,000 are owned of record, legally and beneficially by RevTech Solutions, in each case free and clear of all Encumbrances. All of the LA India Shares have been issued in accordance with applicable Laws and the charter documents of LA India.
(c)    The authorized share capital of LiveArea UK consists of 100 ordinary shares, of which 100 shares are issued and outstanding and constitute the LiveArea UK Shares. All of the LiveArea UK Shares have been duly authorized, are validly issued and fully paid, and are owned of record, legally and beneficially by LiveArea US, free and clear of all Encumbrances.
(d)    The authorized share capital of LiveArea Bulgaria consists of 5,000 equity shares, of which 5,000 shares are issued and outstanding and constitute the LiveArea Bulgaria Shares. All of the LiveArea Bulgaria Shares have been duly authorized, are validly issued and fully paid, and are owned of record, legally and beneficially by LiveArea US, free and clear of all Encumbrances.
(e)    There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the LiveArea Companies or obligating the LiveArea Pre-Reorg Parties or the LiveArea Companies to issue, purchase, redeem or sell any shares of capital stock of, or any other interest in, the LiveArea Companies. The LiveArea Companies do not have outstanding nor have authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.
Section 3.04    No Subsidiaries. LiveArea US owns all of the issued and outstanding ordinary shares of LiveArea Global Services UK Limited, a limited liability company incorporated in England, and LiveArea Global Services Bulgaria EOOD, a limited liability company incorporated in Bulgaria, in each case free and clear of all Encumbrances. LiveArea US does not own, or have any interest in any shares or have an ownership interest in any other Person. LA India does not own, or have any interest in any shares or have an ownership interest in any other Person. LiveArea US has made all material filings as required by applicable Laws related to its shareholding in LiveArea Bulgaria. Neither LiveArea Global Services UK Limited nor LiveArea Global Services Bulgaria EOOD owns, or has any interest in any shares or has an ownership interest in any other Person.

Section 3.05    No Conflicts; Consents. The execution, delivery and performance by Sellers and the applicable LiveArea Companies of the Transaction Documents, and the consummation of the transactions contemplated thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation, by-laws or other organization documents, as applicable, of Sellers or the LiveArea Companies; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or the LiveArea Companies; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach in any material respect of, constitute a default in any material respect under, give rise to any right of termination or cancellation under, or result in the acceleration of any Material Contract; or (d) except as contemplated by this Agreement or with respect to Permitted Encumbrances, result in the creation of any Encumbrance upon any of the assets of the LiveArea Companies that would reasonably be expected to have a Material Adverse Effect. No consent, approval, Permit, or Governmental Order of, or declaration or filing with, or notice to, any Governmental Authority or third party is required by or with respect to the LiveArea Pre-Reorg Parties or the LiveArea Companies in connection with the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, except for such filings as may be required under the HSR Act and as set forth in Section 3.05 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not reasonably be expected to be, individually or in the aggregate, material to the LiveArea Companies or the LiveArea Business taken as a whole and would not reasonably be expected, individually or in the aggregate, to prevent the consummation of the transactions contemplated hereby.
Section 3.06    Unaudited Financial Statements. The (i) unaudited, consolidated balance sheet (the “Balance Sheet”) of the LiveArea Business as of May 1, 2021 (the “Balance Sheet Date”) set forth in Section 3.06(i) of the Disclosure Schedules; (ii) unaudited statement of direct contribution of the LiveArea Business for  the four months ended April 30, 2021, (excluding consideration of standalone adjustments) set forth in Section 3.06(ii) of the Disclosure Schedules; and (ii) unaudited and adjusted standalone statement of direct contribution of the LiveArea Business for the fiscal year ended December 31, 2020, set forth in Section 3.06(iii) of the Disclosure Schedules (clauses (i), (ii) and (iii) collectively, the “Unaudited Financial Statements”), are based on the books and records of Parent and the LiveArea Companies, were prepared in accordance with GAAP except as set forth on Section 3.06 of the Disclosure Schedules, and fairly present in all material respects the financial condition and the results of operations of the LiveArea Business for the periods indicated, subject to normal and recurring year-end adjustments (none of which in the aggregate are believed to be material) and the absence of notes. This Section 3.06 is qualified by the fact that the LiveArea Business has not historically operated as a separate “standalone” entity apart from the Parent. As a result, the LiveArea Business has been allocated certain charges and credits for purposes of the preparation of the Unaudited Financial Statements. Such allocations of charges and credits do not necessarily reflect the amounts that would have resulted from arm’s-length transactions or the actual costs that would be incurred if the LiveArea Business had been operating as an independent enterprise, but have been made in good faith by Sellers with the intent to fairly present in all material respects the financial condition and the results of operations of the

LiveArea Business for the periods indicated, subject to normal and recurring year-end adjustments (none of which in the aggregate are believed to be material) and the absence of notes.
Section 3.07    Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement, (i) the LiveArea Business has not experienced an event, occurrence or development that has had or, to Sellers’ Knowledge, could give rise to, a Material Adverse Effect, either prior to or since the Balance Sheet Date and (ii) from and after the Balance Sheet Date, the LiveArea Companies have been operated in the ordinary course of business in all material respects and there has not been, with respect to the LiveArea Companies, any:
(a)    material amendment of the charter, by-laws or other organizational documents, as applicable, of the LiveArea Companies;
(b)    entry into any agreement that would constitute a Material Contract;
(c)    incurrence, assumption or guarantee of any indebtedness for borrowed money;
(d)    transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet (except in the ordinary course of the LiveArea Business or in connection with the LiveArea Reorganization) or cancellation of any debts;
(e)    transfer or assignment of or grant of any license or sublicense under or with respect to any material LiveArea Intellectual Property, except in connection with the LiveArea Reorganization or non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;
(f)    material damage, destruction or loss (whether or not covered by insurance) to its property or any Data Breach or business interruption event;
(g)    any capital investment in, or any loan to, any other Person;
(h)    acceleration, termination, material modification to or cancellation of any Material Contract to which a LiveArea Company is a party or by which it is bound;
(i)    any material capital expenditures;
(j)    imposition of any Encumbrance upon any of the LiveArea Company properties, capital stock or assets, tangible or intangible;
(k)    (i) grant of any bonuses, excluding commissions, whether monetary or otherwise, individually in excess of $10,000 or $50,000 in the aggregate, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses for the LiveArea Companies for all such events exceed $500,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;
(l)    adoption, material modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;
(m)    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees individually in excess of $5,000 or $25,000 in the aggregate;
(n)    entry into a new line of business or abandonment or discontinuance of existing lines of business;
(o)    adoption of any plan of merger, consolidation, reorganization (except for the LiveArea Reorganization), liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(p)    purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $250,000, individually (in the case of a lease, per annum) or $500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;
(q)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner (except in connection with the LiveArea Reorganization), any business or any Person or any division thereof;
(r)    action by the LiveArea Companies to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyers in respect of any Post-Closing Tax Period;
(s)    incurrence of an obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) other than such obligations and liabilities incurred in the ordinary course of business;

(t)    deviation from the historical accounting methods, principles or practices of the LiveArea Business;
(u)    any change (other than those in the ordinary course of the LiveArea Business consistent with historical practice) in the manner in which the LiveArea Business bills its clients, collects accounts receivable, pays accounts payable or otherwise deals with clients or vendors, except as such changes as may result from the migration of accounting, billing and back-office functions from PFS to the LiveArea Companies in connection with LiveArea Reorganization;
(v)    Proceedings commenced, settled or threatened against the LiveArea Business; or
(w)    any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 3.08    Material Contracts.
(a)    Section 3.08(a) of the Disclosure Schedules lists each of the following contracts and other agreements of the LiveArea Business (together with all leases listed in Section 3.09(f) of the Disclosure Schedules, collectively, the “Material Contracts”):
(i)    each agreement of a LiveArea Company involving aggregate consideration in excess of $500,000 during FY 2020 and the current calendar year and all shared customer contracts;
(ii)    all agreements that relate to (A) the sale of any of the LiveArea Companies’ assets, other than in the ordinary course of business or (B) capital expenditures or development costs or expenses, for consideration in excess of $500,000 in the aggregate;
(iii)    all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(iv)    except for agreements relating to trade receivables, all agreements relating to Indebtedness (including, without limitation, guarantees) of the LiveArea Companies;
(v)    all currently effective agreements between or among a LiveArea Company on the one hand and Parent or any Affiliate of Parent (other than a LiveArea Company) on the other hand;

(vi)    all currently effective collective bargaining agreements or agreements with any labor organization, union or association to which a LiveArea Company is a party;
(vii)    all currently effective employment or consulting agreements providing for annual salaries or payments in excess of $350,000, including target level awards under the Parent’s short term and long term incentive plans but excluding commissions and any amounts payable to Employees by Parent or PFS as a result of the transactions contemplated by this Agreement, and all agreements with each staffing firm or agency engaged in the provision of temporary workers to a LiveArea Company;
(viii)    all existing Benefit Plans;
(ix)    all currently effective agreements requiring severance payments in excess of $100,000 in the aggregate to Employees;
(x)    all agreements involving or relating to an outstanding loan to, or investment in, any Person;
(xi)    all currently effective agreements granting or evidencing an Encumbrance on any property or asset of any LiveArea Company, other than a Permitted Encumbrance or Encumbrance that will be released at or prior to Closing;
(xii)    all currently effective Real Property Leases;
(xiii)    all currently effective agreements that provide for exclusive dealings between the parties thereto or which purport to restrict or limit any LiveArea Company from (A) engaging in any line of business, (B) competing with any Person, (C) doing business in any geographical area or (D) soliciting or engaging any clients;
(xiv)    all currently effective customer agreements granting or providing any “most favored nation” rights or best price protection;
(xv)    all currently effective agreements setting forth obligations of any LiveArea Company to indemnify any third party, other than customer, vendor, licensing and other agreements entered into the ordinary course of business consistent with past practice where such indemnification obligations are not the primary purpose of such contract;

(xvi)    all currently effective agreements involving any joint venture, partnership, strategic alliance, shareholders’ agreement, joint development or similar arrangement;
(xvii)    all agreements from the prior three (3) years involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute which, individually or in the aggregate, involve amounts exceeding $250,000 or which otherwise provide for any equitable remedy or subject any LiveArea Company or any of its properties or assets to any Encumbrances; and
(xviii)    all currently effective agreements to which any LiveArea Company is a party or by which any of its assets or business is bound that involve amounts exceeding $500,000.
(b)    Except as set forth on Section 3.08(b) of the Disclosure Schedules: (i) each Material Contract is valid and binding on the LiveArea Company party thereto and enforceable in accordance with its terms against such LiveArea Company, and to Sellers’ Knowledge, each other party thereto, subject to the Bankruptcy Exception, and immediately following the consummation of the transactions contemplated hereby, shall continue in full force and effect; (ii) no Live Area Company is in default or in breach in any material respect of, or, to Sellers’ Knowledge, alleged to be in breach in any material respect of, any Material Contract; (iii) to Sellers’ Knowledge, each other party to each Material Contract has performed all obligations in all material respects required to be performed by it under such Material Contract and is not in default or in breach in any material respect of any such Material Contract; and (iv) no event has occurred which, with the passage of time or the giving of notice or both, would result in a breach or default in any material respect by any LiveArea Company or, to Sellers’ Knowledge, by any party thereto (other than any LiveArea Company) under any Material Contract. No counterparty to any Material Contract (excluding statements of work) has provided written notice to the LiveArea Pre-Reorg Parties or any LiveArea Company an intention to terminate such Material Contract (x) prior to its stated termination date, in the case of a Material Contract with a stated term or (y) within one year following the Closing Date, in the case of a Material Contract without a stated term. A true and complete copy of each written Material Contract (including any amendments, modifications or renewals relating thereto, but excluding statements of work) has been made available to Buyers. The LiveArea Business has not incurred any material liability under any Material Contract arising from a breach of an express or implied warranty regarding a product or service of the LiveArea Business, or received a claim regarding any such liability based upon alleged breach of an express or implied warranty regarding a product or service of the LiveArea Business.
Section 3.09    Title to Assets; Real Property.
(a)    The LiveArea Companies do not own a fee interest in any real estate.

(b)    All Real Property interests used by the LiveArea Companies are reflected on Section 3.09(b) of the Disclosure Schedules. The LiveArea Companies do not own any interest in Real Property. Section 3.09(b) of the Disclosure Schedules lists each Real Property Lease and all amendments thereto, including the identification of the lessee and lessor thereunder (or landlord, sublandlord and sublessee, as applicable), and the street address of each parcel of Real Property leased or subleased by each LiveArea Company.
(c)    The LiveArea Companies have good and valid title to, and a valid leasehold or subleasehold interest in, all Real Property reflected on Section 3.09(b) of the Disclosure Schedules.
(d)    The LiveArea Companies have good and valid title to and ownership interest in all tangible personal property and other assets reflected in the Balance Sheet or acquired after the Balance Sheet Date. All tangible personal property of the LiveArea Companies is in good operating condition and repair (ordinary wear and tear excepted) and is, in all material respects, adequate and suitable for the purposes for which each is presently being used.
(e)    All such properties and assets (including leasehold and subleasehold interests) of the LiveArea Companies are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(i)    liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which adequate reserves have been established and taken into account in the Closing Working Capital;
(ii)    mechanic’s, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; or
(iii)    other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect.
(f)    Each Real Property Lease is in full force and effect and is valid, binding and, subject to the Bankruptcy Exception, enforceable against such LiveArea Company and the landlord thereunder in accordance with its respective terms.
(g)    Regarding the leased Real Property, the LiveArea Companies have not subleased any Real Property or any part thereof or given any Person any license or other right to occupy any portion of any Real Property. Regarding any subleased Real Property, the LiveArea Companies have not further subleased any Real Property or any part thereof or given any Person any license or other right to occupy any portion of any Real Property.

(h)    The LiveArea Companies have not assigned, granted or otherwise encumbered any interest (including any collateral assignment or security interest) in any of the Real Property Leases or any Real Property.
(i)    The LiveArea Companies are not obligated under, or a party to, any option, right of first refusal or other contractual right or obligation to purchase any real estate.
(j)    The LiveArea Companies have not received any written notice of default under any Real Property Lease nor have the LiveArea Companies delivered any written notice of default under any Real Property Lease; neither the LiveArea Companies nor, to Sellers’ Knowledge, any other party to any Real Property Lease is in default in any material respect under any Real Property Lease; no material amount due under any Real Property Lease remains unpaid; the LiveArea Companies have not received written notice that any work has not been performed by the LiveArea Companies with respect to the LiveArea Business as required under any Real Property Lease; neither the LiveArea Companies nor any landlord has the right to terminate any Real Property Lease prior to the expiration of the term thereof; and no material controversy, claim, dispute or disagreement exists between the parties to the Real Property Leases and, to Sellers’ Knowledge, no event has occurred which would, with the passage of time or giving of notice, or both, constitute a default in any material respect thereunder.
Section 3.10    Intellectual Property.
(a)    “LiveArea Intellectual Property” means any and all of the following (whether owned, claimed, utilized, or licensed by the LiveArea Companies and whether registered or unregistered) arising pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, trade dress, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, design rights, and all registrations and applications for registration thereof; (iii) trade secrets and know-how, including any client, supplier, or customer list(s), data, method(s) or process(es); (iv) patents and patent applications; (v) internet domain name registrations; (vi) Computer Software or database(s); and (vii) any other intellectual property and related proprietary rights and all other rights and forms of protection of a similar nature or having equivalent effect.
(b)    Section 3.10(b) of the Disclosure Schedules sets forth: (i) a true and complete list, including, where relevant, of the owner, the applicable jurisdiction, the registration number, the application number or issuance number, the date of application, issuance and/or filing, of all pending or registered LiveArea Intellectual Property, any actions that must be taken by the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or the LiveArea Companies within ninety (90) days of the date of this Agreement with respect to any of the foregoing and any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent Governmental Authority anywhere in the world) to which any of the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or a LiveArea Company is or was a party relating to any of the pending or registered LiveArea Intellectual Property; and (ii) all material unregistered LiveArea Intellectual Property, including any trademark(s) or service mark(s), Computer Software, or proprietary database(s). Each item of LiveArea Intellectual Property is subsisting (or in the case of applications, applied for), and to Sellers’ Knowledge, valid. All: (i) registration, maintenance and renewal fees currently due in connection with such LiveArea Intellectual Property have been paid; (ii) documents, recordations, and certificates in connection with such LiveArea Intellectual Property currently required to be filed in the name of the LiveArea Companies have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions; and (iii) internet domain names that are used or held for use in connection with the LiveArea Business are registered in the name of and are under the full administrative and operational control of the LiveArea Companies.
(c)    Other than Incidental Licenses, Section 3.10(c) of the Disclosure Schedules sets forth a correct and complete list of (i) all agreements pursuant to which the LiveArea Companies have been granted or otherwise receives any right to use, exercise, or practice any right under any LiveArea Intellectual Property, indicating for each such agreement the title, the parties and the date executed (the “Third Party Licenses”) and (ii) all agreements pursuant to which the LiveArea Companies have granted or permitted another person or entity to use or have any right under any LiveArea Intellectual Property. The Live Area Companies are in compliance in all material respects with the terms and conditions of all Third Party Licenses and other agreements. All agreements set forth on Section 3.10 of the Disclosure Schedules shall be “Material Contracts” (as defined in Section 3.08) for purposes of this Agreement.
(d)    The LiveArea Companies solely own and possess, free and clear of all Encumbrances, all right, title and interest in and to all LiveArea Intellectual Property owned or purported to be owned by the LiveArea Companies and have a valid and enforceable right to use pursuant to a written agreement all other LiveArea Intellectual Property used in connection with or necessary to conduct the LiveArea Business. None of the LiveArea Pre-Reorg Parties with respect to the LiveArea Business owns or licenses any LiveArea Intellectual Property or LiveArea Business Systems used by the LiveArea Companies in the LiveArea Business as currently conducted. The LiveArea Intellectual Property identified on 3.10(b) of the Disclosure Schedules and the Intellectual Property licensed pursuant to the Third Party Licenses constitutes all of the material LiveArea Intellectual Property that is used in operation or necessary for the conduct of the LiveArea Business. Except as set forth in Section 3.10(d) of the Disclosure Schedules, no LiveArea Intellectual Property has been sold, licensed, leased, distributed or supported free of charge. The LiveArea Pre-Reorg Parties with respect to the LiveArea Business and the LiveArea Companies have taken no less than commercially reasonable measures to protect the LiveArea Intellectual Property, including protecting the secrecy and confidentiality of trade secrets, know how, and other confidential information. The

LiveArea Intellectual Property is not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use thereof.
(e)    None of the execution, delivery and performance of this Agreement (and the consummation of the transactions contemplated by this Agreement) nor the performance by Sellers or the LiveArea Companies of their obligations hereunder will: (i) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any LiveArea Intellectual Property; (ii) result in the grant of any rights to any LiveArea Intellectual Property to any third party; or (iii) materially impair the right of Buyers to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, or dispose of any LiveArea Intellectual Property or portion thereof. No LiveArea Company is materially dependent upon any license from a third party such that the loss of such license would cause material detriment to the LiveArea Company’s ability to continue operating as it currently operates or conducts the LiveArea Business.
(f)    (i) no action(s) or proceeding(s) by any third party contesting the validity, enforceability, use, ownership or registrability of any of the LiveArea Intellectual Property has been made or is currently outstanding or, to Sellers’ Knowledge, is threatened and there is no reasonable basis for such claim; (ii) neither any of the LiveArea Pre-Reorg Parties with respect to the LiveArea Business nor any of the LiveArea Companies has received any written notice, or to Sellers’ Knowledge any oral notice, of any infringement or misappropriation by, or any other conflict with, any third party with respect to any LiveArea Intellectual Property or intellectual property subject to Third Party License (including any demand or request that the LiveArea Companies license rights from a third party); (iii)  the conduct of and the products and services of the LiveArea Business have not infringed, misappropriated or otherwise conflicted with any of the intellectual property rights of any Person, and do not infringe, misappropriate, or otherwise conflict with any intellectual property rights of any Person; and (iv) To Sellers' Knowledge, no Person has infringed, misappropriated or otherwise conflicted with any LiveArea Intellectual Property.
(g)    Since January 1, 2020, each new employee and independent contractor of the LiveArea Business has entered into an agreement pursuant to which such employee or independent contractor agrees to protect the confidential information of the LiveArea Business and assigns to one of the LiveArea Pre-reorg Parties with respect to the LiveArea Business or to one of the LiveArea Companies all intellectual property (and related rights) developed by such employee or independent contractor in the course of his, her or its relationship with the LiveArea Companies or the LiveArea Pre-Reorg Parties with respect to the LiveArea Business, without further consideration or any restrictions or obligations on the use or ownership of such intellectual property. With respect to the foregoing, Parent has delivered to US Buyer for review copies of the form(s) used (in substantially identical fashion) with respect to new employees and independent contractors of the LiveArea Business since January 1, 2020. To Sellers’ Knowledge, there has been no material disclosure of any confidential information or trade secrets used in connection with the conduct of the LiveArea Business or a LiveArea Company, except pursuant to a written confidentiality agreement or other agreement containing confidentiality terms, in each case, entered into in the ordinary course of business with reasonable protections of such trade secrets and other confidential information.
(h)    No government funding, facilities of a university, college, other educational institution or research center, or funding from any Person was used in the creation or development of the LiveArea Intellectual Property. Except for the US Mint contract, no LiveArea Company or any of the LiveArea Pre-Reorg Parties with respect to the LiveArea Business is a party to any contract, license or agreement with any Governmental Authority that grants to such Governmental Authority any right or license with respect to the LiveArea Intellectual Property.
(i)    The LiveArea Companies and the LiveArea Pre-Reorg Parties with respect to the LiveArea Business have used no less than commercially reasonable efforts in accordance with generally recognized and followed industry practices to protect the LiveArea Business Systems.
(j)    (i) The LiveArea Companies and the LiveArea Pre-Reorg Parties have used commercially reasonable and customary efforts to maintain in confidence all Source Code owned or purported to be owned by the LiveArea Companies in the LiveArea Business; (ii) such Source Code has not been delivered, disclosed, licensed, or otherwise made available to any other Person (including the LiveArea Pre-Reorg Parties) who is not, as of the date of this Agreement, an employee or an identified and authorized independent contractor (working on behalf) of the LiveArea Companies or the LiveArea Business; and (iii) other than in the ordinary course of its business, neither the LiveArea Companies nor the LiveArea Pre-Reorg Parties with respect to the LiveArea Business has a duty or obligation (whether present, contingent, or otherwise) to deliver, license, or otherwise make available such Source Code to any other Person. Except as set forth on Section 3.10(j)(ii) of the Disclosure Schedules, Parent has not incorporated Open Source Software into the Computer Software contained within the LiveArea Intellectual Property, distributed Open Source Software in conjunction with Computer Software contained within the LiveArea Intellectual Property, or used Open Source Software, in each case in a manner that requires that any of the Computer Software contained within the LiveArea Intellectual Property (other than such Open Source Software) be (i) disclosed or distributed in Source Code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge or minimal charge. When Parent has distributed Open Source Software in connection with the LiveArea Business, Parent has complied in all material respects with the attribution and other requirements dictated by the licenses governing the use and distribution of such Open Source Software.
(k)    To Sellers' Knowledge, all products and services of the LiveArea Business are free of any disabling codes or instructions and any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," virus or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such product or service or data or other software of users. Sellers have disclosed in writing to Buyers all material information relating to any problem or issue with respect to any of the products or services of the LiveArea Business or the LiveArea Intellectual Property which does, or may reasonably be expected to, materially adversely affect the functionality or fitness for the intended purpose or performance of such product or service of the LiveArea Intellectual Property and which remains unresolved.
Setion 3.11    Legal Proceedings; Governmental Orders.
(a)    There are no actions, suits, claims, investigations or other legal proceedings pending or, to Sellers’ Knowledge, threatened against or by the LiveArea Companies or the LiveArea Pre-Reorg Parties with respect to the LiveArea Business affecting any of their respective properties or assets or relating to the LiveArea Business. During the three (3) years prior to the date of this Agreement, there have not been any actions, suits, claims, investigations or other legal proceedings against or by the LiveArea Companies or the LiveArea Pre-Reorg Parties with respect to the LiveArea Business affecting any of their respective properties or assets or relating to the LiveArea Business.
(b)    There are no Governmental Orders and no unsatisfied judgments, penalties or awards outstanding or, to Sellers’ Knowledge, threatened against or affecting the LiveArea Business or any properties or assets of the LiveArea Companies or the LiveArea Pre-Reorg Parties with respect to the LiveArea Business. During the three (3) years prior to the date of this Agreement, there have not been any Governmental Orders, judgments, penalties or awards against or affecting the LiveArea Business or any properties or assets of the LiveArea Companies or the LiveArea Pre-Reorg Parties with respect to the LiveArea Business.
(c)    There are no actions, suits, claims, investigations or other legal proceedings pending or, to Sellers’ Knowledge, threatened against or by the LiveArea Companies or the LiveArea Pre-Reorg Parties affecting the sale and transfer of the Shares to Buyers in the manner contemplated under this Agreement.
Section 3.12    Compliance with Laws; Permits.
(a)    The LiveArea Companies and the LiveArea Pre-Reorg Parties with respect to the LiveArea Business are, and during the three (3) years prior to the date of this Agreement have been, in all material respects in compliance with all Laws applicable to the LiveArea Business, their respective properties or assets.
(b)    All material Permits required to conduct the LiveArea Business have been obtained and are valid and in full force and effect in the name of one of the LiveArea Companies. None of the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or the LiveArea Companies has received any written notices that it is in violation of any of the terms or conditions of such material Permits.

(c)    There are no Governmental Orders and no unsatisfied judgments, penalties or awards outstanding or, to Sellers’ Knowledge, threatened against or affecting the LiveArea Business or any properties or assets of the LiveArea Companies or the LiveArea Pre-Reorg Parties with respect to the LiveArea Business. During the three (3) years prior to the date of this Agreement, there have not been any Governmental Orders, judgments, penalties or awards against or affecting the LiveArea Business or any properties or assets of the LiveArea Companies or the LiveArea Pre-Reorg Parties with respect to the LiveArea Business.
(d)    Parent, PFS and LA India have in all material respects complied with all applicable provisions under the Indian Foreign Exchange Regulations and applicable Laws, in relation to the investments made by Parent and PFS in LA India, including but not limited to applicable pricing guidelines, sectoral restrictions (if any) and reporting requirements and these investments have not been made in violation of any of the applicable provisions of the Indian Foreign Exchange Regulations. Further, the sale of LA India Shares to India Buyer in the manner contemplated under this Agreement does not and will not require any approvals from the Reserve Bank of India or any other Governmental Authority in India.
(e)    Compliance with Trade Controls Laws
(i)    None of the LiveArea Companies, the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or any of their officers, directors or employees, or any agent acting on behalf of any of the LiveArea Companies or the LiveArea Pre-Reorg Parties with respect to the LiveArea Business, is currently, or has been in the last five (5) years: (A) a Sanctioned Person, (B) organized, resident or located in a Sanctioned Country, (C) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Trade Control Laws, (D) engaging in any export, re-export, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under applicable Trade Control Laws, or (E) otherwise in violation of applicable Trade Control Laws.
(ii)    In the last five (5) years, none of the LiveArea Companies, the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or any of their managers, directors, officers or employees of the LiveArea Companies or the LiveArea Pre-Reorg Parties with respect to the LiveArea Business has, in connection with or relating to the LiveArea Business and with regards to any actual or potential violation or wrongdoing related to applicable Trade Control Laws, been convicted of violating any Trade Control Laws or subjected to any investigation or proceeding by a Governmental Authority for violation of any applicable Trade Control Laws, made any voluntary or involuntary disclosure to a Governmental Authority or conducted any internal investigation or audit that resulted in discovery of any actual or potential violation or wrongdoing.

(f)    Compliance with any Anti-Corruption Law. In the last five (5) years, none of the LiveArea Companies, the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or any managers, directors, officers or employees, or any representatives on behalf of the LiveArea Companies have, directly or indirectly in relation to the business of the LiveArea Companies or the LiveArea Pre-Reorg Parties with respect to the LiveArea Business: (a) taken any action in violation of any Anti-Corruption Law; (b) been convicted of violating any Anti-Corruption Law or subjected to any investigation or proceeding by a Governmental Authority for corruption, fraud or violation of any Anti-Corruption Law; (c) made any disclosure to a Governmental Authority concerning any corruption, fraud, or violation of any Anti-Corruption Law; (d) conducted an internal investigation or audit that resulted in the discovery of corruption, fraud or violation of any Anti-Corruption Law; or (e) taken any action, directly or indirectly, to establish or maintain any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on its books or records; participated in any racketeering activity; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, or other payment of a similar or comparable nature, to any Person, private or public, regardless of form, whether in money, property, or services, to in each case obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained in violation of Anti-Corruption Law. The operations of the LiveArea Business are and have, in all material respects, been conducted in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the anti-money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any applicable governmental agency.
Section 3.13    Environmental Matters.
In the last three (3) years:
(a)    The LiveArea Companies and the LiveArea Pre-Reorg Parties with respect to the LiveArea Business are in compliance in all material respects with all Environmental Laws and in the last three (3) years have not, and Parent has not, received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)    The LiveArea Companies have obtained and are in material compliance with all Environmental Permits necessary for the ownership, lease, operation or use of the business or assets of the LiveArea Companies.
(c)    None of the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or the LiveArea Companies has received in the past three (3) years any currently unresolved written notice of any violation of, or liability under, any Environmental Laws.
(d)    None of the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or the LiveArea Companies has handled, stored or released any Hazardous Materials on or at the leased Real Property (or, to Sellers’ Knowledge, on or at any prior real property leased or occupied by any LiveArea Pre-Reorg Parties with respect to the LiveArea Business or any LiveArea Company); and none of the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or the LiveArea Companies has received any claim for clean-up costs, remedial work or damages from any Person or Governmental Authority in connection with the handling, storage or release of any Hazardous Materials.
Section 3.14    Employee Benefit Matters.
(a)    Section 3.14(a) of the Disclosure Schedules contains a list of each pension, benefit, retirement, supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, stock, stock-based, change in control, retention, severance, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, welfare, disability, life insurance, accidental death and dismemberment, fringe benefit, and other similar agreement, plan, contract, policy, program, practice, or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code (a “VEBA”), whether or not tax-qualified and whether or not subject to ERISA, which is or has been established, maintained, sponsored, contributed to, or required to be contributed to by the Live Area Companies for the benefit of any current or former employee, officer, director, retiree, Worker, independent contractor, or consultant of the LiveArea Companies or any spouse or dependent of such individual, or under which Parent or any ERISA Affiliate has or may have any liability, or with respect to which Buyers or any of their Affiliates would reasonably be expected to have any liability, contingent or otherwise (as listed on Section 3.14(a) of the Disclosure Schedules, each, a “Benefit Plan”).
(b)    Parent has made available to US Buyer accurate, current, and complete copies of each of the following, as applicable: (i) for each Benefit Plan where the Benefit Plan has been reduced to writing, the plan document and all amendments; (ii) for each Benefit Plan where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) for each Foreign Benefit Plan, any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration and service provider agreements; (iv) for each Benefit Plan, any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, employee handbooks, and any other material written communications disclosed to participants during the ordinary course of administering such Benefit Plans; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion, or advisory letter from the Internal Revenue Service (“IRS”), and copies of any nondiscrimination and top heavy tests performed under the Code for the three (3) prior years, and (vi) for each Foreign Benefit Plan, any actuarial valuations and reports for the three most recently completed plan years.
(c)    Each Benefit Plan and related trust complies in all material respects with all applicable Laws (including ERISA, the Code and the Affordable Care Act). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the IRS, or with respect to a pre-approved plan, can rely on an opinion letter from the IRS to the pre-approved plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan is exempt from federal income taxes under Section 401(a) of the Code, and to Sellers’ Knowledge, no event has occurred which could cause the IRS to revoke such letter or adversely affect the qualified status of such Qualified Benefit Plan. Each Benefit Plan has been established, administered, and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code, the Affordable Care Act, and any applicable local Laws) and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter or exemption letter, as the case may be, from the IRS or the unavailability of reliance on such opinion letter or exemption letter, as the case may be, from the IRS. With respect to any Benefit Plan, to Sellers’ Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or the LiveArea Companies to a Tax under Section 4971 of the Code or the assets of the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or the LiveArea Companies to a lien under Section 430(k) of the Code.
(d)    There are no Benefit Plans that are sponsored or maintained by LiveArea US, and LiveArea US has had no obligation to provide employee benefit plan coverage or any other liability with respect to the employee benefits of temporary staffing firm or leased employees providing services to LiveArea US.
(e)    Each Benefit Plan set forth in Section 3.14(a) of the Disclosure Schedules may be amended or terminated in accordance with its terms without the imposition of any material liability, other than administrative expenses related to such amendment or termination.
(f)    Neither Parent nor any ERISA Affiliate has now or at any time within the previous six years contributed to, sponsored, or maintained any (i) “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA, (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code, (iv) contributed to, sponsored, or maintained any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (v) VEBA within the meaning of Section 501(c)(9) of the Code. None of the Benefit

Plans are subject to the minimum funding standards of Section 302 of ERISA or Sections 412 or 418(B) of the Code, and none of the assets of the LiveArea Companies or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code.
(g)    Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).
(h)    There is no pending or, to Sellers’ Knowledge, threatened action relating to a Benefit Plan (other than routine benefit claims), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.
(i)    No Benefit Plan exists that could: (i) result in a material payment to any Employee of any money or other property; (ii) accelerate the vesting of or provide any additional material rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, except as a result of any partial plan termination resulting from this Agreement; or (iii) materially limit or restrict the ability of Buyers or their Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.
(j)    Each Benefit Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code has been maintained in documentary and operational compliance with Section 409A of the Code and the regulations and guidance promulgated thereunder. There is no obligation under any Benefit Plan to indemnify or “gross up” any individual for excise taxes arising under Sections 409A or 4999 of the Code.
(k)    Each Foreign Benefit Plan (i) complies with and has been administered in material compliance with its terms and the laws of the applicable foreign country, (ii) if required to be registered or approved with a Governmental Authority in such foreign country, has been so registered or approved, and (iii) if intended to qualify for special tax treatment in such foreign country, satisfies all requirements necessary to qualify for such special tax treatment.
Section 3.15    Employment Matters.
(a)    Section 3.15(a) of the Disclosure Schedules contains a list of all persons who are Employees, Workers, independent contractors or consultants of the LiveArea Companies as of the date hereof and sets forth for each such individual the following: (i) name (save in respect of Employees of LiveArea UK and LiveArea Bulgaria who will be anonymized); (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; (vi) notice period required to terminate employment or engagement; (vii) a description of the fringe benefits provided as reflected in the LiveArea Companies' handbook as of the date hereof, including but not limited to holiday entitlement; and (viii) any Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized and details of such absence. For the avoidance of doubt, the information required pursuant to (i) through (vii) of this clause must also be provided in relation to the individuals identified under (viii) of this clause. All compensation, including wages, commissions, bonuses, fees and other compensation, payable to all Employees, Workers, independent contractors or consultants of the LiveArea Companies for services performed on or prior to the date hereof (including the individuals identified under (viii) of this Section 3.15(a)) have been timely paid in full (or accrued in full on the unaudited balance sheet contained in the Closing Statement) and there are no outstanding agreements, understandings or commitments of the LiveArea Companies with respect to any compensation, commissions, bonuses or fees.
(b)    Except as set forth on Section 3.15(b) of the Disclosure Schedules, from and after January 1, 2021, there have been no changes to the remuneration, benefits of any kind payable (including but not limited to the Benefit Plans) or due to any Employees, Workers, independent contractors or consultants or other terms and conditions of any Employees, Workers, independent contractors or consultants and no changes have been or are due to be proposed or are due to be considered.
(c)    There are no amounts due to, or in respect of, any current or former Employees, Workers, independent contractors or consultants or any former employee with respect to the LiveArea Companies (including (i) to Sellers’ Knowledge PAYE or other tax, national insurance contributions, pension contributions, other levies or contributions in any jurisdiction and (ii) severance or other similar payments) or that are in arrears or unpaid, and none of the Employees, Workers, independent contractors or consultants have any accrued rights to pay in lieu of holiday pay which have not been accrued in full on the unaudited balance sheet contained in the Closing Statement.
(d)    None of the LiveArea Companies are a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its employees, and to Sellers’ Knowledge, there are no union organizational efforts with respect to such employees. Since January 1, 2018, there has not been, nor, to Sellers’ Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the employees of the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or the LiveArea Companies. Regarding the employees of the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or the LiveArea Companies since January 1, 2018 there have been no mass layoffs or plant closings that have or could have implicated the Worker Adjustment and Retraining Notification Act of 1988 or similar applicable Law.

(e)    The LiveArea Companies are, and since January 1, 2018 the LiveArea Pre-Reorg Parties with respect to the LiveArea Business and the LiveArea Companies, have been, in all material respects in compliance with all applicable Laws pertaining to employment and employment practices, which are not otherwise expressly provided for in section 3.15 clauses (a) to (d) and (f) to (p). There are no actions, suits, claims, investigations or other legal proceedings against the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or the LiveArea Companies pending, or to Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority, regulatory body or arbitral tribunal in connection with the employment or termination of employment of any current or former employee of the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or the LiveArea Companies, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws. There are no pending or, to Sellers’ Knowledge, threatened written internal complaints by any Person with respect to the labor or employment practices of the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or the LiveArea Companies relating to discrimination or harassment, wage and hour, misclassification and/or whistleblower/retaliation matters.
(f)    Except as set forth in Section 3.15(f) of the Disclosure Schedules, all contracts of employment with the Employees can be terminated by three months’ notice or less without giving rise to a claim for damages for breach of contract or compensation for wrongful dismissal.
(g)    Except in connection with the LiveArea Reorganization and except as set forth in Section 3.15(g) of the Disclosure Schedules, LiveArea UK, with respect to the LiveArea Business, has not, to Sellers’ Knowledge, since January 1, 2018, been party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006 as amended from time to time and there are no circumstances which are likely to give rise to a relevant transfer affecting any of the Employees or any other person engaged in the LiveArea Business.
(h)    There has been no variation (or purported variation) of the terms of employment or engagement of any current or former Employee or such other person for any reason as a result of or connected with any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006 as amended from time to time.
(i)    In the two years preceding the date of this Agreement, and with respect to each of the employees of LiveArea UK, all have paid annual leave duration entitlements which comply with comply Article 7 of the Working Time Directive (2003/88/EC) and all holiday pay for periods of holiday taken under regulation 13 of the Working Time Regulations 1998 (SI 1998/1833) has been calculated and paid in accordance with sections 221 to 224 of the Employment Rights Act 1996.

(j)    To Sellers’ Knowledge, the LiveArea Pre-Reorg Parties with respect to the LiveArea Business and the LiveArea Companies have complied in all material respects with (i) the COVID-19 Regulations relating to the Coronavirus Job Retention Scheme and/or Job Support Scheme in place at the relevant time and (ii) applicable Law in relation to the furlough or COVID-19 related variation of the terms and conditions of employment of any employees and Workers of any of the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or the LiveArea Companies.
(k)    The LiveArea Pre-Reorg Parties with respect to the LiveArea Business and the LiveArea Companies have complied in all material respects with the IR35 (off payroll) rules in relation to those individuals who are subject to UK Income tax, and no employees, Workers, independent contractors or consultants of the LiveArea Pre-Reorg Parties with respect to the LiveArea Business and the LiveArea Companies have been mis-classified in respect of their employment status and appropriate agreements have been entered into reflecting their correct classification.
(l)    LiveArea Bulgaria keeps personnel records for all its employees which, in all material respects, contain the details required to be kept by applicable Laws, including the Bulgarian Labour Code of 1986, as amended, and has made all material filings as required by applicable Laws related to employment. The only pension or benefit or similar policies operated by LiveArea Bulgaria are those that are required to be operated in favour of its employees as a matter of imperative provisions of Law, including but not limited to, the Bulgarian Labour Code of 1986, as amended, and the Bulgarian Social Security Code of 1999, as amended. No amounts have been deducted by LiveArea Bulgaria or the LiveArea Pre-Reorg Parties with respect to the LiveArea Business from any applicable employees’ salaries in respect of pension and/or social security as required by Law and have not been duly paid (together with any additional amounts required to be paid by LiveArea Global Services Bulgaria EOOD itself in respect of those deductions) as directed by applicable Law. Each LiveArea Bulgaria’s employee or management incentive and/or bonus scheme can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liabilities to the Buyers, LiveArea Bulgaria or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event.
(m)    Since January 1, 2018, all employees, Workers, independent contractors, consultants and other workers providing services to the LiveArea Pre-Reorg Parties with respect to the LiveArea Business and the LiveArea Companies have, in all material respects, been properly classified for all purposes, including but not limited to, compliance with wage and hour laws and participation in any Benefit Plan or Foreign Benefit Plan, and all taxes required to be withheld and remitted for such workers have been timely withheld and remitted.
(n)    Appropriate Status Determination has been carried out and Status Determination Statements have been issued in respect of Workers, independent contractors, consultants and other workers providing services to LiveArea UK.

(o)    LA India has complied in all material respects with its obligations under all applicable Laws relating to employment/labour welfare as applicable to companies in India, including but not limited to the provisions of Employees’ Provident Fund and Miscellaneous Provisions Act 1952, Employees’ State Insurance Act 1948, Payment of Gratuity Act 1972, Minimum Wages Act 1948, Payment of Bonus Act 1965, the Equal Remuneration Act, 1976, Maternity Benefit Act, 1961, Sexual Harassment at Workplace (Prevention, Prohibition and Redressal) Act 2013 and Shops & Establishments legislation or Labour Welfare Fund legislation of the relevant state and Contract Labour (Regulation and Abolition) Act 1970, in respect of all their current and former employees, directors, officers and consultants.
(p)    None of the directors of LA India is a nominee of any of their respective creditors or lenders, and except for the rights of the shareholders of LA India to appoint directors in accordance with the provisions of the Indian Companies Act, no other Person has any right to appoint or nominate any director to the board of LA India.
(q)    There are no outstanding assessments, penalties, fines, Encumbrances, charges, surcharges or other amounts due or owing by the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or the LiveArea Companies pursuant to any workplace safety and insurance legislation and LiveArea Pre-Reorg Parties with respect to the LiveArea Business and the LiveArea Companies have not been reassessed in any respect under such legislation.
(r)    Section 3.15(p) of the Disclosure Schedules sets forth each Employee who is employed pursuant to a work permit, the expiry date of such work permit and whether the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or the LiveArea Companies have made any attempts to renew such work permit.
Section 3.16    Taxes. For purposes of this Section 3.16, the “LiveArea Companies” shall include the “LiveArea Pre-Reorg Parties” to the extent that any breach of a representation in this Section 3.16 by any of the LiveArea Pre-Reorg Parties could result in a Tax Liability to any of the LiveArea Companies, whether as a result of transferee or successor liability or otherwise.
(a)    The LiveArea Companies have filed (taking into account any valid extensions) all Tax Returns required to be filed by the LiveArea Companies. Such Tax Returns are true, complete and correct in all material respects. The LiveArea Companies are not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All Taxes due and owing by the LiveArea Companies (whether or not shown on any Tax Return) have been timely paid.
(b)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the LiveArea Companies.

(c)    There are no ongoing, pending or anticipated actions, suits, claims, investigations or other legal proceedings instituted by any taxing authority against the LiveArea Companies and there have been no material historical actions, suits, claims, investigations or other legal proceedings instituted by any taxing authority against the LiveArea Companies.
(d)    The LiveArea Companies are not a party to any Tax Sharing Agreement.
(e)    All Taxes which the LiveArea Companies are obligated to withhold or collect from amounts owing to any employee, creditor or third party have been timely paid.
(f)    No LiveArea Company has received from any taxing authority any written notice of proposed adjustment or deficiency, with respect to Taxes which has not since been satisfied or been withdrawn.
(g)    No claim has ever been made by a taxing authority in a jurisdiction where any LiveArea Company does not file Tax Returns that such LiveArea Company is or may be subject to taxation by that jurisdiction, which claim has not been resolved, and no LiveArea Company has any taxable presence or nexus other than in the jurisdictions in which it currently files Tax Returns.
(h)    The unpaid Taxes of the LiveArea Companies (i) did not, as of the Balance Sheet Date, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the LiveArea Companies in filing their Tax Returns.
(i)    There are no Encumbrances (other than Permitted Encumbrances) relating or attributable to Taxes encumbering (and no Governmental Authority has threatened in writing to encumber) the material assets of, or the equity interests in, any of the LiveArea Companies.
(j)    To Sellers’ Knowledge, none of the LiveArea Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting for any period beginning on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in the regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid income or deferred revenue received or accrued on or prior to the Closing Date; (vii) change in a method of accounting for a taxable period ending on or prior to the Closing Date that defers the recognition of income to any period ending after the Closing Date; (viii) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law); (ix) “subpart F income” within the meaning of Section 952 of the Code (or any corresponding or similar provision of state, local or foreign Law); (x) election under Section 965(h) of the Code; or (xi) “global intangible low-taxed income” within the meaning of Section 951A of the Code (or any corresponding or similar provision of state, local or foreign Law).
(k)    None of the LiveArea Companies has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or as a result of similar liability, operation of law, by contract (including any Tax Sharing Agreement) as the result of acting as agent or representative for any other Person, or otherwise.
(l)    None of the foreign LiveArea Companies has been included in any “consolidated,” “unitary,” “combined” or similar Tax Return provided for under any non-U.S. jurisdiction or any state.
(m)    Except in connection with the LiveArea Reorganization, within the past three (3) years, none of the LiveArea Companies has distributed stock of another Person, or had its stock distributed by another Person in a transaction intended or purported to be governed, in whole or in part, by Section 355 of the Code or Section 361 of the Code (or any similar provision of state, local or foreign Law).
(n)    Each Seller and LiveArea US is a “United States person” (within the meaning of Section 7701(a)(30) of the Code).
(o)    None of the LiveArea Companies (i) is a party to or has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations (or any similar provision of state, local or foreign Law) or (ii) has entered into or been a party to any transaction, scheme or arrangement of which the main purpose, or one of the main purposes, was tax avoidance or for which there was no commercial purpose.
(p)    LiveArea US has not received or accrued income that will be required to be included in the income of a “United States Shareholder” (as defined under Section 951(b) of the Code or similar provision of state or local Law) that is related or attributable to: (i) “subpart F income” (within the meaning of Section 952 of the Code or similar provision of state or local Law) arising on or prior to the Closing Date; or (ii) the holding of “United States property” (within the meaning of Section 956 of the Code or similar provision of state or local Law) on or prior to the Closing Date.

(q)    No LiveArea Company is or has been a resident for Tax purposes in any jurisdiction other than the jurisdiction of its formation, or is or has had, any branch, agency, permanent establishment or other taxable presence in any jurisdiction other than the jurisdiction of its incorporation or formation.
(r)    None of LA India, LiveArea Bulgaria or LiveArea UK has, or at any time has had, an investment in “United States property” within the meaning of Section 956(b) of the Code.
(s)    None of LA India, LiveArea Bulgaria or LiveArea UK is, or at any time has been, a “passive foreign investment company” within the meaning of Section 1297 of the Code and none of the LiveArea Companies is a stockholder, directly or indirectly, in a passive foreign investment company.
(t)    None of LA India, LiveArea Bulgaria or LiveArea UK is, or at any time has been, engaged in the conduct of a trade or business within the United States within the meaning of Section 864(b) or Section 882(a) of the Code, or considered to be so engaged under Section 882(d) or Section 897 of the Code or otherwise.
(u)    None of LA India, LiveArea Bulgaria or LiveArea UK holds, or at any time has held, a “United States real property interest” within the meaning of Section 897(c)(1) of the Code.
(v)    Since the date of inception, each of LA India, LiveArea Bulgaria and LiveArea UK has been a “controlled foreign corporation” within the meaning of Section 957 of the Code.
(w)    None of the LiveArea Companies is, or at any time has been, subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code (or any similar provision of state, local or foreign Law), (ii) the overall foreign loss provisions of Section 904(f) of the Code (or any similar provision of state, local or foreign Law) or (iii) the recharacterization provisions of Section 952(c)(2) of the Code (or any similar provision of state, local or foreign Law).
(x)    Section 3.16(x) of the Disclosure Schedules sets forth a list of the entity classification of the LiveArea Companies (including, for the avoidance of doubt, any subsidiaries thereof) for U.S. federal income tax purposes, and, unless otherwise noted on Section 3.16(y) of the Disclosure Schedules, each entity has had such classification at all times since its incorporation or formation, as applicable.
(y)    Except as set forth on Section 3.16(y) of the Disclosure Schedules, no LiveArea Company has made an election pursuant to Treasury Regulations Section 301.7701-3 to be treated as either a partnership or an entity that is disregarded as separate from its owner for U.S. federal income tax purposes.

(z)    The prices and terms for the provision of any property or services undertaken among the LiveArea Companies are arm’s length for purposes of the relevant transfer pricing Laws, and all related documentation required by such Laws has been timely prepared or obtained and, if necessary, retained.
(aa)    Each LiveArea Company has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and state, provincial or territorial sales Taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate taxing authority any such amounts required by Law to be remitted by it.
(bb)    The existence, amount or usability of the Tax attributes of the LiveArea Companies (such as net operating losses, capital loss carry forwards, foreign tax credit carry forwards, asset bases, research and development credit, and depreciation periods) for Tax periods (or portions thereof) are not currently subject to limitation under any Section of the Code or the Treasury Regulations thereunder, or any applicable provision of state, local or foreign Law, and will not be subject to any limitation for any period beginning on or after the Closing Date.
(cc)    Each LiveArea Company has obtained all official receipts from non-U.S. Governmental Authorities or other evidence of payments sufficient to support any claimed foreign Tax credits for any Taxes paid by it to any non-U.S. taxing authorities.
(dd)    Each LiveArea Company has provided reasonable documentation or other proof of compliance with any applicable Tax holiday or other similar incentives, and such compliance shall not be negatively affected by the transactions contemplated by this Agreement.
(ee)    No LiveArea Company has deferred any obligation to pay Taxes pursuant to Section 2302 of the CARES Act or any other similar Law, executive order or Presidential Memorandum (including the Presidential Memorandum described in IRS Notice 2020-65) enacted in connection with COVID-19.
(ff)    None of the assets of any LiveArea Company is (i) required to be treated as being owned by another Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended (or any similar provision of state, local or foreign Law), (ii) subject to Section 168(g)(1)(A) of the Code (or any similar provision of state, local or foreign Law), (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code (or any similar provision of state, local or foreign Law), or (iv) directly or indirectly securing any debt, the interest on which is exempt from Tax under Section 103(a) of the Code (or any similar provision of state, local or foreign Law).

(gg)    None of the assets of any LiveArea Company is tax-exempt use property within the meaning of Section 168(h) of the Code (or any similar provision of state, local or foreign Law).
(hh)    No LiveArea Company has or is reasonably expected to have any liability under Section 482 of the Code (or any corresponding or similar provision of state, local or foreign Law). Each LiveArea Company has maintained adequate documentation and records (as required by Section 482 of the Code and Treasury Regulations promulgated thereunder or any corresponding or similar provision of state, local or foreign Law) to avoid the transfer pricing penalties imposed by Sections 6662(e) and (h) of the Code and Treasury Regulations promulgated thereunder (or any corresponding or similar provision of state, local or foreign Law). Sellers have provided such documentation and records to US Buyer on or prior to the date hereof.
(ii)    Each of the LiveArea Companies (i) has complied in all material respects with applicable Law in respect of valued added tax, goods and services tax, harmonized sales tax and other similar indirect taxes (collectively, “Indirect Taxes”), (ii) is a taxable person for the purposes of any applicable Indirect Taxes and is duly registered in the jurisdiction of its organization, (iii) is not registered, and is not required to register, for Indirect Tax purposes in any jurisdiction other than the jurisdiction of its organization, (iv) is not and has never been a member of an Indirect Tax group, (v) obtains credit for, or otherwise recovers in full, all Indirect Tax input tax paid or incurred by it, other than for minor or incidental amounts, (vi) has not agreed to any special method for Indirect Tax purposes, and (vii) other than in connection with purchases of property and equipment, has no capital items for Indirect Tax purposes.
(jj)    Since LiveArea UK’s most recent accounts date, there have been no tax liabilities outside the ordinary course of business, except in connection with the LiveArea Reorganization.
(kk)    The tax basis of all of LiveArea UK’s capital assets is no lower than that shown in LiveArea UK’s accounts.
(ll)    LiveArea UK entered into valid section 431 ITEPA elections.
Section 3.17    Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof: (a) have arisen from bona fide transactions entered into by the LiveArea Business involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute valid, undisputed claims of the LiveArea Companies, subject to the Bankruptcy Exception, enforceable in accordance with their terms and not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. As of the Balance Sheet Date, there is: (i) no account receivable obligor delinquent in its payment in excess of $100,000 by more than ninety (90) days; (ii) to Sellers’ Knowledge, no account receivable obligor in excess of $100,000 is insolvent or bankrupt; and (iii) to Sellers’ Knowledge, no claim, refusal or threatened refusal to pay, or any rights of set-off against, any accounts receivable in excess of $100,000 of the LiveArea Business.
Section 3.18    Customers and Suppliers.
(a)    Section 3.18 of the Disclosure Schedules sets forth: (i) each customer who has been invoiced by the LiveArea Business for services rendered in an amount greater than or equal to $1,000,000 for the most recent fiscal year (collectively, the “Material Customers”); and (ii) the amount of service fee revenue from each Material Customer during such period. None of the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or the LiveArea Companies has received any written or, to Sellers’ actual knowledge (without due inquiry), verbal notice that any of the Material Customers has ceased to use its goods or services or to otherwise terminate or materially reduce its relationship with the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or the LiveArea Companies (including, to Sellers’ Knowledge, notifying the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or the LiveArea Companies that such client is putting its business up for pitch).
(b)    Section 3.18(b) of the Disclosure Schedules sets forth: (i) each of the top ten (10) suppliers who has been paid aggregate consideration by the LiveArea Business for goods or services rendered to the LiveArea Business for the most recent fiscal year (collectively, the “Material Suppliers”); and (ii) the amount of consideration paid to each Material Supplier during such period. None of the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or the LiveArea Companies has received any written notice that any of the Material Suppliers has ceased to sell or otherwise provide its goods or services or to otherwise terminate or materially reduce its relationship with the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or the LiveArea Companies.
Section 3.19    Sufficiency of Assets. Subject to the services to be provided pursuant to the Transition Services Agreement, the buildings, structures, furniture, fixtures, equipment and other items of tangible personal property currently owned or leased by the LiveArea Companies, together with the LiveArea Intellectual Property and all other properties and assets of the LiveArea Companies, are sufficient for the continued conduct of the LiveArea Business in substantially the same manner as conducted by the LiveArea Pre-Reorg Parties with respect to the LiveArea Business and the LiveArea Companies immediately prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the LiveArea Business as conducted immediately prior to the Closing.
Section 3.20    LiveArea Reorganization. The LiveArea Reorganization and the related transaction documents have been duly authorized by the board of directors of Parent and the other respective parties, including the LiveArea Companies, and Exhibit B sets forth the correct ownership structure of the LiveArea Companies as of the date of this Agreement. Sellers have provided or otherwise made available to Buyers complete and accurate copies of all executed documents effecting the LiveArea Reorganization. Except as set forth in the Business Transfer

Agreement, no liabilities other than those relating to the LiveArea Business were transferred to the LiveArea Companies by the LiveArea Pre-Reorg Parties pursuant to the LiveArea Reorganization.
Section 3.21    Brokers. Except for Raymond James & Associates, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.
Section 3.22    Undisclosed Liabilities. There is no liability, Indebtedness or claim against any of the LiveArea Companies or relating to the LiveArea Business whether or not accrued, absolute or contingent, except for liabilities and obligations (i) reflected and adequately reserved for on the Balance Sheet, (ii) that have arisen since the date of the Balance Sheet in the ordinary course of business consistent with past practice which are not material or (iii) incurred in connection with the transactions contemplated hereby as part of Transaction Expenses.
Section 3.23    Insurance. All of insurance policies held by the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or of the LiveArea Companies are legal, valid and in full force and effect. Except as set forth on Section 3.23 of the Disclosure Schedules, with respect to each such insurance policies: (a) all premiums due have been paid; no material claims are pending thereunder; and no notice of cancellation or termination has been received with respect thereto; and (b) to Sellers’ Knowledge, the policy shall not terminate as a result of the consummation of the transactions contemplated hereby; and (c) such policy complies in all material respects with all Laws, Permits, contracts and leases of each LiveArea Company, including as to the amount and type of coverage required. With respect to any claim currently pending, all notices required to have been given by Parent or the LiveArea Companies to any insurance company regarding such claim have been timely and duly given, and no insurance company has asserted in writing that any claim is not covered by the applicable policy relating to such claim.
Section 3.24    Books and Records. All records, books, minutes and other records and information relating to the LiveArea Business and each LiveArea Company are true and complete in all material respects and reflect accurately all material consent actions, including any issuance or sale of equity interests of each LiveArea Company.
Section 3.25    Bank Accounts; Powers of Attorney. Section 3.25 of the Disclosure Schedules sets forth a list of (a) the names of each bank in which each LiveArea Company has an account, safe deposit box or lock box, and the names of all Persons authorized to draw thereon, or to have access thereto and (b) the names of all Persons holding powers of attorney from any LiveArea Company.
Section 3.26    Transactions With Related Parties. Section 3.26 of the Disclosure Schedules sets forth all contracts or arrangements between a LiveArea Company and a Related Party or a business owned, directly or indirectly, by a Related Party, other than employment arrangements entered into in the ordinary course of business consistent with past practice. All such transactions listed on Section 3.26 of the Disclosure Schedules were on an arm’s length basis and are no less favorable to any LiveArea Company than would be available if such LiveArea Company were contracting with an independent third party. None of the LiveArea Companies uses any property or assets in the conduct of its business which is owned by a Related Party or a business owned, directly or indirectly, by a Related Party.
Section 3.27    Data Protection, Privacy & Security.
(a)    In this Section 3.27, words and expressions used which are defined in UK GDPR shall (unless the context requires otherwise) have the meanings given in UK GDPR or, in relation to any jurisdiction in which UK GDPR is not applicable, shall be interpreted as references to the words and expressions most closely approximating them under the data protection laws of that jurisdiction.
(b)    Each of the LiveArea Pre-Reorg Parties with respect to the LiveArea Business and the LiveArea Companies complies with, and has at all relevant times complied with, in all material respects, all Data Protection Laws and, to Sellers’ Knowledge, there are no facts or circumstances likely to give rise to any allegation of non-compliance with such Data Protection Laws, including but not limited in relation to compliance with any request made by a data subject to exercise any right of such data subject under applicable Data Protection Laws from time to time in accordance with Data Protection Laws, including requests for access to Personal Data, the rectification or erasure of Personal Data or the restriction or cessation of the processing of Personal Data (“Data Subject Requests”) and there are no Data Subject Requests outstanding.
(c)    The LiveArea Pre-Reorg Parties with respect to the LiveArea Business and the LiveArea Companies have:
(i)    not received any communication from any person or data subject alleging a breach of any of its obligations under Data Protection Laws, including any compensation claim and to Sellers’ Knowledge there are no facts or circumstances likely to give rise to any such claim;
(ii)    provided data subjects with all information (and, in each case, in such form and at such times) as required under Data Protection Laws;
(iii)    not processed Personal Data without having a legal basis under Data Protection Laws to carry out such processing;
(iv)    only collected Personal Data for specified, explicit and legitimate purposes in accordance with Data Protection Laws and have not further processed such Personal Data in a manner inconsistent with those purposes;
(v)    ensured that they only process such Personal Data as is adequate, relevant and limited to what is necessary for the purpose for which they are processing the Personal Data and that the period for which Personal Data is stored is limited to a strict minimum in accordance with Data Protection Laws;
(vi)    maintained complete, accurate and up-to-date records in all material respects of all processing activities undertaken both as a controller and as a processor, as required under Data Protection Laws;
(vii)    complied in all material respects with all applicable contractual obligations related to the Data Protections Laws;
(viii)    complied in all material respects with all contractual obligations imposed on service providers/processors that process Personal Data on behalf of the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or the LiveArea Companies; and
(ix)    carried out (and maintained complete, accurate and up-to-date records of) data protection impact assessments in accordance with its obligations under Data Protection Laws.
(d)    None of the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or the LiveArea Companies has received any notice or, to Sellers’ Knowledge, threatened, filed, or commenced Proceeding from:
(i)    a data subject, a data protection regulator or any other third party that a complaint has been made against it in relation to its compliance with any applicable Data Protection Laws;
(ii)    a data subject, data protection regulator or other third-party alleging non-compliance or violation with any Data Protection Laws or other privacy rights; or
(iii)    to Seller’s Knowledge, during the past six (6) years preceding the date hereof, none of the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or any LiveArea Company has been or is currently under investigation by any Governmental Authority for a violation of any Data Protection Laws.
(e)    Each of the LiveArea Pre-Reorg Parties with respect to the LiveArea Business and the LiveArea Companies has:
(i)    In all material respects appropriate technical and organizational measures consistent with standard industry practice designed to ensure the security of its information technology systems and of Personal Data, including protection against a Data Breach;

(ii)    in place and has maintained and complied in all material respects with appropriate data protection policies, rules, and processes and procedures consistent with standard industry practice designed to ensure that the collection, processing, accuracy, storage and retention of Personal Data by the LiveArea Pre-Reorg Parties with respect to the LiveArea Business and the LiveArea Companies complies with Data Protection Laws and PCI DSS including commercially reasonable policies that cover: (A) website privacy; (B) employee privacy; (C) data protection and information security; (D) incident response policies and procedures with respect to business continuity, disaster recovery, data protection and information security; and (E) the collection, storage, disclosure, transfer, or other processing of any Personal Data;
(iii)    provided such data protection statements or privacy notices to relevant data subjects as is required under Data Protection Laws in relation to the processing of Personal Data by the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or the LiveArea Companies;
(iv)    implemented employee training on data protection and information security compliance;
(v)    maintained commercial reasonable cyber or privacy coverage under an existing insurance policy if one applies;
(vi)    undertaken annual testing, and from time to time at the request of a customer, of the effectiveness of and compliance in all material respects with the technological and organizational measures and policies, processes and procedures referred to in Section 3.27; and
(vii)    complied in all material respects with all requests by data subjects exercising data subject rights under any Data Protection Laws including requests for access, rectification, opt out of sales or other applicable activity, erasure or deletion/destruction of any data.
(f)    None of the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or the LiveArea Companies, has experienced a Data Breach within the last four years, leading to any accidental or unlawful destruction, loss, alteration or unauthorized disclosure of or access or acquisition to, any Personal Data transmitted, stored or otherwise processed by any of the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or the LiveArea Companies, or been notified by a third party engaged to process Personal Data on its behalf that a Data Breach has occurred, and to Sellers’ Knowledge, no such breach has been suspected or threatened and there are no circumstances likely to give rise to any such Data Breach.

(g)    None of the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or the LiveArea Companies has been notified of any security vulnerabilities in critical systems and systems holding Personal Data which may give rise to a Data Breach.
(h)    None of the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or the LiveArea Companies has disclosed or transferred Personal Data to any countries or international organizations other than in accordance with Data Protection Laws.
(i)    Each of the LiveArea Pre-Reorg Parties with respect to the LiveArea Business and the LiveArea Companies have complied in all material respects with its obligations under the Payment Card Industry Data Security Standards (“PCI DSS”), including in connection with the collection and transmission of credit card data (including token data). The Payment Card Industry has not taken or made or, to Sellers’ Knowledge, threatened to take or make any action or claim with respect to LiveArea Business' compliance with PCI DSS.
Section 3.28    No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), none of Sellers, the LiveArea Companies or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the LiveArea Pre-Reorg Parties with respect to the LiveArea Business or the LiveArea Companies, including any representation or warranty as to the accuracy or completeness of any information regarding the LiveArea Business furnished or made available to US Buyer and its Representatives (including the Confidential Information Presentation prepared by Raymond James & Associates, Inc., dated March 2021, and any information, documents or material made available to US Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated by the Transaction Documents) or as to the future revenue, profitability or success of the LiveArea Business, or any representation or warranty arising from statute or otherwise in law.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYERS
Each of Buyers represents and warrants to Parent that the statements contained in this ARTICLE IV are true and correct as of the date hereof and as of the Closing.
Section 4.01    Organization and Authority of Buyers. US Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of Maryland. India Buyer is a private limited company duly organized and validly existing under the Laws of India. Each of Buyers has all necessary corporate power and authority to enter into the Transaction Documents, to carry out its obligations hereunder and to consummate the transactions contemplated thereby. The execution and delivery by each of Buyers of the Transaction Documents, the performance by each of Buyers of its obligations thereunder and the consummation by each of Buyers of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of each of Buyers. The Transaction Documents have been duly executed and delivered by each of Buyers, and (assuming due authorization, execution and delivery by Parent) the Transaction Documents constitutes a legal, valid and binding obligation of each of Buyers, enforceable against each of Buyers in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 4.02    No Conflicts; Consents. The execution, delivery and performance by each of Buyers of the Transaction Documents, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation, by-laws or other organization documents, as applicable, of Buyers; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyers; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which any of Buyers is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyers’ ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any of Buyers in connection with the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyers’ ability to consummate the transactions contemplated hereby.
Section 4.03    Investment Purpose. Each of Buyers is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Each of Buyers acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state or foreign securities laws, and that the LA US Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Each of Buyers is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
Section 4.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyers.

Section 4.05    Sufficiency of Funds. Buyers have sufficient cash on hand or other sources of immediately available funds to enable them to make payment of the Purchase Price and consummate the transactions contemplated by the Transaction Documents.
Section 4.06    Legal Proceedings. There are no actions, suits, claims, investigations, or other legal proceedings pending or, to Buyers’ knowledge, threatened against or by any of Buyers or any Affiliate of Buyers that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by the Transaction Documents.
Section 4.07    Independent Investigation. Buyers have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the LiveArea Business, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the LiveArea Pre-Reorg Parties with respect to the LiveArea Business and the LiveArea Companies for such purpose. Buyers acknowledge and agree that in making their decision to enter into the Transaction Documents and to consummate the transactions contemplated thereby, Buyers have relied solely upon their own investigation and the express representations and warranties of Sellers set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules), and none of the LiveArea Pre-Reorg Parties, the LiveArea Companies or any other Person has made any representation or warranty as to the LiveArea Pre-Reorg Parties, the LiveArea Companies or this Agreement, except as expressly set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules).
ARTICLE V
COVENANTS
Section 5.01    Conduct of Business Prior to the Closing. From the date hereof until the Closing or earlier termination of this Agreement pursuant to Article IX, except as otherwise provided in this Agreement or consented to in writing by US Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause the LiveArea Companies to: (a) conduct the LiveArea Business in the ordinary course of business; (b) refrain from terminating the employment of any individual set forth on Section 3.15(a) of the Disclosure Schedules or employing any individual at the LiveArea Companies not listed on Section 3.15(a) of the Disclosure Schedules; and (c) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the LiveArea Companies and to preserve the rights, franchises, goodwill and relationships of their respective Employees, customers, lenders, suppliers, regulators and others having business relationships with the LiveArea Companies, including, but not limited to, using commercially reasonable efforts to obtain (i) any outstanding customer consents to the Reorganization set forth on Section 3.05(c) of the Disclosure Schedules and (ii) new contracts between an applicable LiveArea Company and the material LiveArea Business customers shared with PFS as set forth on Section 3.08(a)(i) of the Disclosure Schedules (each of which shall contain terms which overall shall not be materially unfavorable from the terms of the shared customer contract that it replaces, and if the terms overall constitute a material unfavorable difference, such contract shall be subject to review and consent by US Buyer prior to execution by the applicable LiveArea Company (such consent not to be unreasonably withheld, conditioned or delayed)). From the date hereof until the Closing Date, except as consented to in writing by US Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not cause or permit the LiveArea Companies to take any action or omission that would cause any of the changes, events or conditions described in Section 3.07 to occur or otherwise be suffered by the LiveArea Companies; provided, however, that for purposes of this Section 5.01, the dollar thresholds in Section 3.07(k)(ii) and Section 3.07(p) shall not be applicable. Notwithstanding the foregoing, in the event that Parent becomes aware that any of the changes, events or conditions described in Section 3.07 have occurred after the date hereof and prior to the Closing or earlier termination of this Agreement pursuant to Article IX, Parent shall as soon as practicable notify US Buyer of such occurrence.
Section 5.02    Access to Information. From the date hereof until the Closing or earlier termination of this Agreement pursuant to Article IX, Parent shall, and shall cause the LiveArea Companies to: (a) afford Buyers and their Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the LiveArea Companies; (b) furnish Buyers and their Representatives with such financial, operating and other data and information related to the LiveArea Companies as Buyers or any of their Representatives may reasonably request; and (c) instruct the Representatives of Parent and the LiveArea Companies to cooperate with Buyers in their investigation of the LiveArea Companies; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Parent, under the supervision of Parent’s personnel (or personnel of one or more of the LiveArea Companies as directed by Parent) and in such a manner as not to interfere with the normal operations of the LiveArea Companies. Notwithstanding anything to the contrary in this Agreement, neither Parent nor the LiveArea Companies shall be required to disclose any information to Buyers if such disclosure would, in Parent’s sole discretion: (w) cause significant competitive harm to Parent, the LiveArea Companies and their respective businesses if the transactions contemplated by this Agreement are not consummated; (x) jeopardize any attorney-client or other privilege; (y) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement; or (z) reveal bids received from third parties in connection with transactions similar to those contemplated by this Agreement and any information and analysis (including financial analysis) relating to such bids. Prior to the Closing or earlier termination of this Agreement pursuant to Article IX, without the prior written consent of Parent, which may be withheld for any reason, Buyers shall not contact any suppliers to, or customers of, the LiveArea Companies (excluding any contact in the ordinary course of Buyers’ businesses and unrelated to the LiveArea Business or the transactions contemplated by this Agreement). Buyers shall, and shall cause their Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.02.
Section 5.03    Resignations. Parent shall deliver to US Buyer written resignations, effective as of the Closing Date, of the directors of the LiveArea Companies set forth in Section 5.03 of the Disclosure Schedules at least five Business Days prior to the Closing.

Section 5.04    Employees; Benefit Plans.
(a)    During the period commencing at the Closing and ending on the date which is at least 12 months from the Closing (or if earlier, the date of the employee’s termination of employment with the LiveArea Companies), Buyers shall and shall cause the LiveArea Companies to provide each Employee who remains employed immediately after the Closing (“LiveArea Continuing Employee”) with: (i) base salary or hourly wage rates which are no less than the base salary or hourly wages provided by Parent immediately prior to the Closing; (ii) target bonus opportunities (excluding any bonuses paid in stock or other equity), if any, which are no less favorable in the aggregate than the target bonus opportunities provided by Parent immediately prior to the Closing; and (iii) severance benefits that are no less favorable than the practice, plan, or policy in effect for such LiveArea Continuing Employee immediately prior to the Closing. For the period beginning as of the Closing and ending on December 31, 2021, each LiveArea Continuing Employee will be eligible to participate only in retirement and welfare benefit plans maintained by Parent or its Affiliates to the extent permissible under such plans. For the period beginning on January 1, 2022, and ending on the date which is at least 12 months from the Closing (or if earlier, the date of the employee’s termination of employment with the LiveArea Companies), Buyers shall provide the LiveArea Continuing Employees with retirement and welfare benefits that are no less favorable in the aggregate than those provided by Parent immediately prior to the Closing.
(b)    With respect to any employee benefit plan maintained or established by Buyers or their Subsidiaries (collectively, “Buyer Benefit Plans”) in which any LiveArea Continuing Employees will participate effective as of the Closing, Buyers shall, or shall cause the LiveArea Companies to, recognize all service of the LiveArea Continuing Employees with the Parent Group or LiveArea Companies, as the case may be as if such service were with Buyers, for vesting and eligibility purposes in any Buyer Benefit Plan in which such LiveArea Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (a) such recognition would result in a duplication of benefits or (b) such service was not recognized under the corresponding Benefit Plan.
(c)    This Section 5.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.04, express, or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.04. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.04 shall not create any right in any Employee or any other Person to any continued employment with the LiveArea Companies, Buyers or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.
Section 5.05    Director and Officer Indemnification and Insurance.

(a)    Buyers agree that all rights to indemnification, advancement of expenses and exculpation by the LiveArea Companies now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of any of the LiveArea Companies, as provided in the certificate of incorporation, by-laws or other organizational documents, as applicable, of the LiveArea Companies, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 5.05(a) of the Disclosure Schedules, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms; provided, however, that that Buyers shall be permitted to revise any such indemnification, advancement of expenses and exculpation provisions in the certificate of incorporation, by-laws or other organizational documents, as applicable, of the LiveArea Companies (i) when required by applicable Law or (ii) to the extent such revisions are no less favorable to each Person who is now, or has been at any time prior to the date hereof, an officer or director of the LiveArea Companies.
(b)    Parent shall (i) maintain in effect for a period of six (6) years after the Closing Date, if available, the current policies of directors’ and officers’ liability insurance maintained for the directors and officers of the LiveArea Companies immediately prior to the Closing Date (provided that Parent may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the LiveArea Companies when compared to the insurance maintained as of the date hereof), or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the LiveArea Companies, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by the Transaction Documents), with the cost of such policies paid for by Parent.
(c)    The obligations of Buyers and the LiveArea Companies under this Section 5.05 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.05 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.05 applies shall be third-party beneficiaries of this Section 5.05, each of whom may enforce the provisions of this Section 5.05).
(d)    In the event Buyers, the LiveArea Companies or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyers or the LiveArea Companies, as the case may be, shall assume all of the obligations set forth in this Section 5.05.

Section 5.06    Confidentiality.
(a)    Buyers acknowledge and agree that the Confidentiality Agreement shall remain in full force and effect until the Closing and, in addition, covenants and agrees to keep confidential until the Closing, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyers pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect until March 2, 2023.
(b)    Except as required by applicable Law, Buyers and the LiveArea Pre-Reorg Parties agree to keep confidential and not disclose the existence of this Agreement, the terms and conditions of this Agreement and the transactions contemplated hereby, the discussions and negotiations regarding this Agreement and any other related information.
(c)    Each of the LiveArea Pre-Reorg Parties shall not use or disclose, directly or indirectly, any Confidential Information for its own benefit or on behalf of any third party. If any of the LiveArea Pre-Reorg Parties is requested in any proceeding to disclose any Confidential Information, such party shall give US Buyer prompt notice of such request so that it may seek an appropriate protective order. It is further agreed that if, in the absence of a protective order, such party is nonetheless compelled to disclose Confidential Information, such party may disclose such information without liability hereunder; provided, that such party shall: (i) give US Buyer written notice of the information to be disclosed as far in advance of its disclosure as is practicable; (ii) disclose only such portion of the Confidential Information as is required; and (iii) use its reasonable best efforts to obtain assurances that confidential treatment shall be accorded to such information.
Section 5.07    Governmental Approvals and Other Third-party Consents.
(a)    Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders, and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing, or impeding the receipt of any required consents, authorizations, orders and approvals. If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the date hereof, each party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within five Business Days after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.
(b)    Without limiting the generality of Buyers’ undertaking pursuant to this Section 5.07, each of Buyers agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement; provided, however, that in no event shall Buyer be obligated to hold separate, sell, divest or otherwise dispose of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement that would be reasonably likely to (i) materially impair the benefits or advantages it expects to receive from this Agreement, or (ii) give rise to a material adverse effect on the business plan or business strategy of the combined company. In addition, each of Buyers shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing.
(c)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions by either Sellers or Buyers with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance, or contact.
(d)    Parent and Buyers shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedules; provided, however, that Parent shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.
Section 5.08    Non-Competition; Non-Solicitation.

(a)    For a period of three years commencing on the Closing Date (the “Restricted Period”), Sellers shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have a direct or indirect interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the LiveArea Companies and customers or suppliers of the LiveArea Companies. Notwithstanding the foregoing, (i) Sellers may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Sellers are not, individually or collectively, a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person, and (ii) Sellers shall not be prohibited by this Section 5.08(a) from consummating any transaction with any Person during or after the Restricted Period that results in Sellers becoming controlled by, or under common control with, any Person that is engaging directly or indirectly in the Restricted Business in the Territory as of the effective date of such transaction.
(b)    During the Restricted Period, Sellers shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, hire or solicit any employee of the LiveArea Companies or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.08(b) shall prevent Sellers or any of their respective Affiliates from hiring (i) any employee whose employment has been terminated by the LiveArea Companies or Buyers or (ii) after 365 days from the date of termination of employment, any employee whose employment has been terminated by the employee.
(c)    During the Restricted Period, Sellers shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the LiveArea Companies or potential clients or customers of the LiveArea Companies for purposes of diverting their LiveArea Business or services from the LiveArea Companies.
(d)    Sellers acknowledge that a breach or threatened breach of this Section 5.08 would give rise to irreparable harm to Buyers, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Sellers of any such obligations, Buyers shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)    Sellers acknowledge that the restrictions contained in this Section 5.08 are reasonable and necessary to protect the legitimate interests of Buyers and constitute a material inducement to Buyers to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.08 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.08 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 5.09    Books and Records.
(a)    In order to facilitate the resolution of any claims made against or incurred by Parent prior to the Closing, or for any other reasonable purpose, for a period of six years after the Closing, Buyers shall:
(i)    retain the books and records (including personnel files) of the LiveArea Companies relating to periods prior to the Closing; and
(ii)    upon reasonable notice, afford the Representatives of Parent reasonable access (including the right to make, at Parent’s expense, photocopies), during normal business hours, to such books and records.
(b)    In order to facilitate the resolution of any claims made by or against or incurred by Buyers or the LiveArea Companies after the Closing, or for any other reasonable purpose, for a period of six years following the Closing, Parent shall:
(i)    retain the books and records (including personnel files) of Parent which relate to the LiveArea Companies and its operations for periods prior to the Closing; and
(ii)    upon reasonable notice, afford the Representatives of Buyers or the LiveArea Companies reasonable access (including the right to make, at Buyers’ expense, photocopies), during normal business hours, to such books and records.
(c)    Neither Buyers nor Parent shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.09 where such access would violate any Law.

(d)    Sellers shall, and shall cause their Affiliates to, provide Buyers with access to Sellers’ facilities after Closing (with reasonable advance notice, during normal business hours and without material interruption to Sellers’ businesses), as reasonably necessary for Buyers to take possession of or transfer the assets, books, records, files, or other materials owned, licensed or leased by the LiveArea Companies.
Section 5.10    Closing Conditions. From the date hereof until the Closing or earlier termination of this Agreement pursuant to Article IX, each party hereto shall, and Sellers shall cause the LiveArea Companies to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof. From the date hereof until the Closing or earlier termination of this Agreement pursuant to Article IX, Sellers shall, and shall cause the LiveArea Companies to, use commercially reasonable efforts to repay in full to the applicable LiveArea Company or Related Party all amounts owed to or from the LiveArea Companies and any Related Party or Sellers or their Affiliates (excluding the LiveArea Companies) pursuant to the agreements described in Section 7.02(m) or otherwise; provided, however, that to the extent repayment in full does not occur prior to Closing, the Parties will address any remaining balances owed to or from the LiveArea Companies as set forth in Section 2.04(b).
Section 5.11    Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.
Section 5.12    India Reorganization. From and after Closing (to the extent not completed by then), Buyers shall, and shall cause LA India to, use reasonable best efforts to assist Sellers with the transfer of all PFS assets (tangible and intangible), including without limitation all PFS intellectual property, PFS contracts, and PFS personnel (collectively, the “PFS Assets”), from LA India to a new entity established by PFS pursuant to the Business Transfer Agreement (“the “India Reorganization”); provided that Sellers shall pay for (or reimburse Buyers or LA India for) all expenses and Taxes (including but not limited to any stamp duty payable on transfer of PFS Assets as per applicable Laws and registration charges in respect of any instruments executed for the transfer of PFS Assets) and any other charges and / or expenses incurred in connection with such transfer at no cost to LA India. Buyers agree and acknowledge that the PFS Assets are not part of the LiveArea Business purchased by Buyers through the purchase of the Shares pursuant to the terms and conditions to this Agreement and that all PFS Assets are owned by Sellers and not LA India.
Section 5.13    R&W Insurance Policy. The R&W Insurance Policy provides that the R&W Insurer may not seek to obtain or enforce, and waives, any subrogation rights, rights of contribution or any right of assignment it might have against Sellers related to this Agreement, including any alleged breach of any representation or warranty, except with respect to Losses arising from or related to Fraud. Buyers shall not permit or agree to terminate, cancel, amend or waive any provision therein or otherwise modify the R&W Insurance Policy in any manner adverse to Sellers, including any modification, waiver or amendment that would allow the R&W Insurer (or any agent thereof), except in the case of Fraud, to subrogate or otherwise make or bring any claim against Sellers.
Section 5.14    Wrong Pockets. If, at any time following the Closing:
(a)    Except as may otherwise be set forth in the Business Transfer Agreement, Buyers or any of their Affiliates, including the LiveArea Companies, are in possession of (i) any funds (including any reimbursement or other amount relating to claims (including workers’ compensation), litigation, insurance or other matters) arising from, or (ii) assets primarily used or held for use in, the conduct of Parent’s PFS Operations business line, then Buyers shall promptly transfer, or cause the LiveArea Companies or any other applicable Affiliate of Buyers to transfer, such funds and assets to Parent (or an applicable Affiliate of Parent), for no additional consideration and net of Buyers’ reasonable out-of-pocket costs to receive and hold such funds and assets and effectuate such transfer. Prior to any such transfer, Buyers shall preserve the value of and hold in trust for the use and benefit of Parent such funds and assets and provide to Parent or its designated Affiliate(s) all of the benefits arising from such funds and assets and otherwise cause such funds and assets to be used as reasonably instructed by Parent.
(b)    Sellers or any of their respective Affiliates are in possession of (i) any funds (including any reimbursement or other amount relating to claims (including workers’ compensation), litigation, insurance or other matters) arising from, or (ii) assets primarily used or held for use in, the conduct of the LiveArea Business, then Sellers shall promptly transfer, or cause their applicable Affiliate(s) to transfer, such funds or assets to Buyers (or an applicable Affiliate of Buyers), for no additional consideration and net of Sellers’ reasonable out-of-pocket costs to receive and hold such funds and assets and effectuate such transfer.  Prior to any such transfer, Sellers shall, or shall cause its applicable Affiliate(s) to, preserve the value of and hold in trust for the use and benefit of Buyers such funds and assets and provide to Buyers or their designated Affiliate all of the benefits arising from such funds and assets and otherwise cause such funds and assets to be used as reasonably instructed by US Buyer.
Section 5.15    Further Assurances.
(a)    Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by the LiveArea Reorganization and this Agreement. From and after the Closing, if it is determined by Parent or US Buyer that any of Sellers or LiveArea Pre-Reorg Parties own any right, title or interest to any assets that relate to the LiveArea Business, which assets should have been transferred to a LiveArea Company pursuant to the LiveArea Reorganization, Sellers shall promptly notify Buyers thereof and shall, at Buyers’

request, promptly transfer or cause to be transferred, such right, title or interest to such assets to Buyers at Sellers’ cost and expense. Sellers understand and agree that they may need to take action after Closing in order to ensure that all assets regarding the LiveArea Business are transferred to a LiveArea Company or Buyers. From and after Closing, in the event that Buyers determine that any liability was transferred to a LiveArea Company prior to or at the Closing pursuant to the LiveArea Reorganization or otherwise that does not properly relate to the LiveArea Business (including, for the avoidance of doubt, any Deferred Payroll Taxes or amounts owed under the PFSweb, Inc. 2020 Stock and Incentive Plan or the PFSweb, Inc. 2005 Employee Stock and Incentive Plan), Buyers shall promptly notify Sellers thereof and shall transfer or cause to be transferred such liability to Sellers at Sellers’ sole cost and expense and Sellers shall be responsible for the payment, performance and discharge of such liability and Buyers shall be relieved of all responsibility related thereto.
(b)    Furthermore, for purposes of clarity, Sellers hereby acknowledge and agree that US Buyer, as purchaser of the LA US Shares and, upon consummation thereof, owner of the LA UK Shares, after the Closing, shall be entitled to enforce the terms of the transfer agreements executed in connection with the LiveArea Reorganization, including the further assurances clauses thereunder to ensure the consummation of the transactions contemplated thereby.
(c)    Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that at the Closing, if Sellers have not obtained the shared customer replacement contracts set forth on Schedule 3.08(a)(i) (each, an “Unreplaced Contract”), Sellers shall continue to deal with the other contracting party(ies) to each such Unreplaced Contract as the prime contracting party and shall use their commercially reasonable efforts to as soon as practicable obtain the replacement of each such Unreplaced Contract. Until such Unreplaced Contract is obtained, Sellers shall pass through all benefits of the Unreplaced Contract relating to the LiveArea Business to the applicable LiveArea Company, including all payments, rebates and other monetary benefits, and shall hold all such benefits in trust for the applicable LiveArea Company and record it separately from other payments received on the account of Sellers and forthwith pay it to the applicable LiveArea Company. Provided that all such benefits are passed to the applicable LiveArea Companies, Buyers agree that the applicable LiveArea Company shall perform, at its sole expense, all of the obligations of Sellers to be performed after the Closing Date under the terms and conditions of each such Unreplaced Contract relating to the LiveArea Business. Each shared customer replacement contract shall contain terms which overall shall not be materially unfavorable from the terms of the shared customer contract that it replaces, and if the terms overall constitute a material unfavorable difference, such contract shall be subject to review and consent by US Buyer prior to execution by the applicable LiveArea Company (such consent not to be unreasonably withheld, conditioned or delayed).
Section 5.16    Exclusivity. From the date hereof until the Closing or earlier termination of this Agreement pursuant to Article IX, Sellers will deal exclusively with Buyers in connection with the transactions contemplated by this Agreement and no such Person shall take or permit any other Person on its behalf to take any action to, directly or indirectly: (a) solicit, initiate, encourage or otherwise entertain any inquiries, proposals or offers from, any Person (other than Buyers or their Affiliates) relating to any transaction or series of related transactions involving (i) a merger, consolidation, share exchange, conversion, recapitalization, refinancing, liquidation or acquisition of the LiveArea Companies or the LiveArea Business, (ii) a sale of any material amount of assets of the LiveArea Companies or the LiveArea Business, (iii) a direct or indirect acquisition or purchase of any capital stock or other equity interests of the LiveArea Companies, or (iv) any similar transaction or business combination involving the LiveArea Companies (each of the above, an “Alternative Transaction”); (b) participate in any discussions or negotiations with, provide any information to, or enter into any agreement with any Person (other than Buyers or their Affiliates) in connection with an Alternative Transaction; or (c) accept any proposal or offer from any Person (other than Buyers or their Affiliates) relating to an Alternative Transaction. Parent will promptly notify US Buyer if Sellers receive any such inquiries, proposals or offers and provide US Buyer with a copy of any written correspondence, proposals or offers.
Section 5.17    Release by Parent and PFS.
(a)    On the Closing Date, each of Parent and PFS (each a “Releasor”), on behalf of such party, the LiveArea Pre-Reorg Parties and each of their respective successors and past, present and future assigns irrevocably, absolutely and fully releases, remises, relieves, relinquishes, waives and forever discharges the LiveArea Companies and their past, present and future officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Released Parties”), from any and all Proceedings, counterclaims, damages, losses, payments, obligations, debts, accountings, Encumbrances, costs and expenses (including reasonable attorneys’ fees and costs) of any kind or nature, fixed or contingent, direct or indirect, several or otherwise, known or unknown, suspected or unsuspected, choate or inchoate, claimed or unclaimed, in Law or in equity, whether arising from, in or out of tort, statute (whether state, federal or local) or contract or any other common law, administrative or similar cause of action, right or remedy (collectively, the “Released Claims”), that such Releasor may have against any of the Released Parties from the beginning of time until the Closing Date, other than the Retained Claims (as hereinafter defined). “Retained Claims” means any Proceedings of a Releasor for: (i) indemnification or advancement of expenses pursuant to Section 5.05; (ii) rights, claims and actions arising out of or under this Agreement; and (iii) claims that cannot be released as a matter of Law.
(b)    Such Releasor, on behalf of such Releasor and such Releasor’s successors and past, present and future assigns, specifically waives the benefits of any statutory or common law of any state, which in effect provides that a general release does not extend to Released Claims which the creditor does not know or suspect to exist in his, her or its favor. It is expressly understood and agreed that the releases contained in this Section 5.17 are intended to cover and do cover all known facts and/or Released Claims, as well as any further facts and/or Released Claims within the scope of such Released Claims not known or anticipated, but which may later develop or be discovered, including all the effects and consequences thereof. Such Releasor, on behalf of such Releasor, the LiveArea Pre-Reorg Parties and each of their successors and past, present and future assigns, acknowledges that it may hereafter discover facts in addition to, or different from, those which it now believes to be true with respect to the subject matter of the Released Claims released in this Agreement, but agrees that it has taken that possibility into account in reaching this Agreement, and that the releases given in this Agreement will be and remain in effect notwithstanding the discovery or existence of any such additional or different facts, as to which such Releasor expressly assumes the risk. Each Releasor acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS, HER OR ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, HER OR IT MUST HAVE MATERIALLY AFFECTED HIS, HER OR ITS SETTLEMENT WITH THE DEBTOR.” Each Releasor acknowledges that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, each Releasor agrees that, effective as of the Closing Date, such Releasor shall be deemed to waive any such provision.
(c)    In the event that such Releasor, the LiveArea Pre-Reorg Parties or any of their successors and past, present and future assigns hereafter makes any Released Claim or demand or commences or threatens to commence any Released Claim against any Released Party, this Agreement may be raised as an estoppel, waiver and complete bar to any such Released Claim. If such Releasor, the LiveArea Pre-Reorg Parties or any of their successors and past, present and future assigns brings any Released Claim or manner of action against any of the Released Parties in administrative proceedings, arbitration, at law, in equity or mixed, with respect to any Released Claim, then such Releasor shall indemnify such Released Parties in the amount or value of any final, non-appealable judgment or settlement (monetary or other) and any related cost (including reasonable legal fees) entered against, paid or incurred by such Released Parties as a result thereof.
ARTICLE VI
TAX MATTERS
Section 6.01    Tax Covenants.
(a)    Without the prior consent of US Buyer, Parent (and, prior to the Closing, the LiveArea Companies and their respective Affiliates and Representatives) shall not, to the extent it may affect, or relate to, the LiveArea Companies, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyers or the LiveArea Companies in respect of any Post-Closing Tax Period.

(b)    Parent shall prepare, or cause to be prepared, all Tax Returns required to be filed by the LiveArea Companies after the Closing Date with respect to a taxable period ending on or prior to the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Parent to US Buyer (together with schedules, statements and, to the extent requested by US Buyer, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return and Parent shall incorporate any reasonable comments made by US Buyer with respect thereto. Sellers shall pay to US Buyer (or its designees) all such Taxes shown on such Tax Returns that are Pre-Closing Taxes (to the extent that the amount of each such Tax exceeds the amount of such Tax included as a liability in Closing Working Capital or Indebtedness) no later than three (3) Business Days prior to the due date for filing of the applicable Tax Return.
(c)    US Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the LiveArea Companies after the Closing Date with respect to any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by US Buyer to Parent (together with schedules, statements and, to the extent requested by Parent, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return and US Buyer shall incorporate any reasonable comments made by Parent with respect thereto. Sellers shall pay to Buyer all such Taxes shown on such Tax Returns that are Pre-Closing Taxes (to the extent that the amount of each such Tax exceeds the amount of such Tax included as a liability in Closing Working Capital or Indebtedness) no later than three (3) Business Days prior to the due date for filing of the applicable Tax Return.
(d)    The preparation and filing of any Tax Return of the LiveArea Companies that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyers.
Section 6.02    Tax Indemnification. Sellers shall indemnify the LiveArea Companies and Buyers and hold them harmless from and against any and all Pre-Closing Taxes (but only to the extent such amount was not specifically taken into account in calculating the amount of the Purchase Price and Purchase Price Adjustment) for the applicable statute of limitations related thereto plus sixty (60) days.
Section 6.03    Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:
(a)    in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
Section 6.04    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) (collectively, “Transfer Taxes”) shall be borne and paid equally by Parent and US Buyer when due; provided, however, that notwithstanding the foregoing, (i) any value added Taxes with respect to LiveArea UK (whether as a result of this Agreement or the LiveArea Reorganization) shall be borne and paid solely by Parent, and (ii) the term “Transfer Taxes” shall not include any withholding Taxes. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyers shall cooperate with respect thereto as necessary).
Section 6.05    Section 338(h)(10) Election.
(a)    Election. At US Buyer’s option, the applicable Sellers shall join with US Buyer in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Law) with respect to the purchase and sale of the LA US Shares hereunder (collectively, a “Section 338(h)(10) Election”), and the applicable Sellers shall include any income, gain, loss, deduction, or other tax item resulting therefrom on their Tax Returns. Sellers shall pay any Taxes attributable to the making of the Section 338(h)(10) Election and Sellers shall indemnify Buyers, the LiveArea Companies, and any Affiliates thereof against any adverse consequences arising out of any failure to pay any such Taxes. Sellers agree to provide US Buyer with such information as US Buyer reasonably requests in order to make the Section 338(h)(10) Election (and file any forms and statements in connection therewith) within thirty (30) days after US Buyer’s request for such information. US Buyer and Sellers shall, as promptly as practicable following the Closing Date, take all actions necessary and appropriate to effect and preserve the Section 338(h)(10) Election. Sellers and US Buyer agree, except as otherwise required by Law, (A) to file all Tax Returns that are affected by the Section 338(h)(10) Election in accordance with the Section 338(h)(10) Election, and (B) not to take any position before any Governmental Authority that is inconsistent with the Section 338(h)(10) Election.
(b)    Tax Allocation. If a Section 338(h)(10) Election is made, Sellers and US Buyer agree that the amount allocated to LiveArea US under Section 2.02 shall be allocated among the assets of LiveArea US and the restrictive covenants set forth in Section 5.08 for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). The Allocation Schedule shall be prepared by US Buyer in accordance with Section 1060 of the Code, the Treasury Regulations and Treasury Regulation Section 1.338-6 thereunder (and any similar provision of state, local, or foreign Law, as appropriate), and the methodology set forth on Schedule 6.05(b) attached hereto. US Buyer shall deliver the Allocation Schedule within 60 days following the final determination of Closing Working Capital. If Parent notifies US Buyer in writing that Parent objects to one or more items reflected in the Allocation Schedule (the “Allocation Schedule Dispute Notice”), Parent and US Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Parent and US Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 60 days following Parent’s delivery of the Allocation Schedule Dispute Notice, such dispute shall be resolved by the Independent Accountant. The fees and expenses of the Independent Accountant shall be shared equally by Parent, on the one hand, and by US Buyer, on the other hand. Buyers, the LiveArea Companies and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule and shall not take any position before any Governmental Authority that is inconsistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.04 herein shall be allocated in a manner consistent with the Allocation Schedule.
Section 6.06    Tax Sharing Agreements. Any and all existing Tax Sharing Agreements to which any LiveArea Company is a party shall be terminated and all payables and receivables arising thereunder shall be settled, in each case prior to the Closing Date. After the Closing Date, none of the LiveArea Companies shall have any further rights or liabilities thereunder or under any payables or receivables arising under any Tax Sharing Agreement.
Section 6.07    Cooperation. The parties hereto shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding or any Tax planning and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)    The filings of US Buyer and Parent pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.
(b)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(c)    Parent shall have received all consents, authorizations, orders and approvals from the Governmental Authorities set forth referred to in Section 3.05and Buyers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to US Buyer and Parent, and no such consent, authorization, order and approval shall have been revoked.
Section 7.02    Conditions to Obligations of Buyers. The obligations of Buyers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyers’ waiver, at or prior to the Closing, of each of the following conditions:
(a)    The representations and warranties of Sellers contained in ARTICLE III shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.
(b)    Each Seller shall have duly performed and complied in all material respects with its respective agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;
(c)    US Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Parent, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.
(d)    US Buyer shall have received the Closing Indebtedness and Transaction Expenses Certificate.
(e)    US Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of Parent, PFS, and RevTech Solutions certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of each of Parent, PFS, and RevTech Solutions, respectively, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.
(f)     US Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of the Live Area Companies certifying that attached thereto are true and complete copies of each such company’s certificate of incorporation, by-laws or other organization documents, as applicable as in effect on the Closing Date.
(g)    US Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of Parent, PFS, and RevTech Solutions certifying the names and signatures of the officers of each of Parent and PFS authorized to sign this Agreement and the other documents to be delivered hereunder.
(h)    There shall not have occurred a Material Adverse Effect.
(i)    Parent shall have delivered, or caused to be delivered, to US Buyer stock certificates evidencing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.
(j)    US Buyer shall have received (i) a properly completed and duly executed IRS Form W-9 from each Seller and (ii) an affidavit certifying that interests in each LiveArea Company are not “United States real property interests” (within the meaning of Section 897 of the Code), dated as of the Closing Date, signed under penalties of perjury, and otherwise in form and substance as required by Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with the notice to the IRS required by Treasury Regulations Section 1.897-2(h)(2).
(k)    US Buyer shall have received a properly completed and duly executed IRS Form 8023.
(l)    US Buyer shall have received copies of pay-off letters and/or lien releases relating to any Indebtedness, in a form reasonably acceptable to US Buyer, which documents shall evidence upon payoff or otherwise as reflected therein a release of any Encumbrances on the assets of the LiveArea Companies.
(m)    All agreements between the LiveArea Companies and any Related Party set forth on Schedule 7.02(m) shall be terminated and evidence of such termination, in form and substance reasonably satisfactory to US Buyer, shall have been provided to US Buyer.
(n)    Parent shall have delivered to US Buyer evidence that (i) Parent has caused any vesting conditions applicable to any short or long-term incentive awards issued to Employees under the PFSweb, Inc. 2020 Stock and Incentive Plan or the PFSweb, Inc. 2005 Employee Stock and Incentive Plan to be accelerated or deemed satisfied to the fullest extent, and that such awards have been or shall be paid in accordance with the terms of such plans and any award agreements thereunder and (ii) Parent has caused all employer contributions for Employees under Parent’s 401(k) plan to be fully vested.

(o)    LA India shall have delivered to India Buyer, a fair valuation certificate specifying the fair market value of its shares in accordance with Indian Foreign Exchange Regulations.
(p)    LA India shall have delivered to India Buyer an approval from the Approval Committee as constituted pursuant to the applicable provisions of the Special Economic Zones Act, 2005, along with the relevant rules and regulations framed thereunder, regarding (i) approval of the transactions contemplated by the Business Transfer Agreement and (ii) the change in control of LA India pursuant to the transactions contemplated under this Agreement.
(q)    Each of Parent and RevTech Solutions shall have delivered to India Buyer, (i) a certificate from the income tax authorities pursuant to Section 281 of the Income Tax Act, 1961 regarding the LA India Shares being transferred by RevTech Solutions to India Buyer and (ii) a third party external valuation of the PFS Business Undertakings (as defined in the Business Transfer Agreement) of LA India in accordance with the Business Transfer Agreement.
(r)    Parent shall have delivered to US Buyer evidence that the (i) notices set forth on Schedule 7.02(r) have been provided to the parties described thereon and (ii) consents or waivers have been executed by the third parties set forth on Schedule 7.02(r), in each case in connection with the LiveArea Reorganization or the consummation of the transactions contemplated by this Agreement.
(s)    Parent shall have delivered to US Buyer evidence that certain shared customer replacement contracts have been executed by the third parties set forth on Schedule 7.02(s).
(t)    Parent shall have delivered to US Buyer evidence that those executive employment agreements of Sellers set forth on Schedule 7.02(t) have been terminated.
(u)    The transactions pursuant to the Business Transfer Agreement shall have been consummated.
(v)    Parent shall have delivered to US Buyer a certificate (on a reliance basis) issued by a “big four” accounting firm, in a form acceptable to the US Buyer (along with the supporting documents and information), setting out the computation of capital gains and the amount of Tax to be withheld on the transfer of the LA India Shares.
(w)    Parent and RevTech Solutions shall provide a valuation report obtained from a Securities Exchange Board of India registered Category-I merchant banker, determining the fair market value of the LA India Shares proposed to be transferred, in accordance with the applicable provisions of the Indian Income-tax Act, 1961 read with the Indian Income-tax Rules, 1962, along with underlying documents relied upon.

Section 7.03    Conditions to Obligations of Parent. The obligations of Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    The representations and warranties of Buyers contained in ARTICLE IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyers’ ability to consummate the transactions contemplated hereby.
(b)    Buyers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.
(c)    Parent shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of US Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.
(d)    Parent shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of Buyers certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of each of Buyers authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.
(e)    Parent shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of Buyers certifying the names and signatures of the officers of Buyers authorized to sign this Agreement and the other documents to be delivered hereunder.
(f)    Buyers shall have delivered to Parent and PFS cash in an amount equal to the Purchase Price by wire transfer in immediately available funds, to an account or accounts designated by Parent in a written notice to Buyer.
ARTICLE VIII
SURVIVAL AND REMEDIES; INDEMNIFICATION
Section 8.01    Survival. None of the representations, warranties, covenants, agreements or undertakings set forth in this Agreement or in any instrument, document or certificate delivered in accordance with this Agreement shall survive the Closing, other than each covenant and agreement set forth in this Agreement that by its terms is to be performed following the Closing including, without limitation, the indemnity obligation under Section 6.02, which shall survive the Closing until fully performed. Absent Fraud, no party to this Agreement or any of its respective Representatives or Affiliates shall have any liability with respect to any representation or warranty from and after the time that such representation or warranty ceases to survive hereunder (provided, that the foregoing shall not limit any claim or recovery that may be available to Buyers under the R&W Insurance Policy). The parties agree that, absent Fraud, (a) neither Sellers nor any of their Representatives or Affiliates shall be liable to the R&W Insurer under the R&W Insurance Policy for subrogation claims pursuant to the R&W Insurance Policy, and (b) the R&W Insurance Policy shall include a waiver of such subrogation claims.
Section 8.02    Exclusive Remedy. From and after the Closing, except for claims of Fraud and claims relating to breaches of Article V and Article VI regarding covenants of the Parties that are to be performed after the Closing (the “Post-Closing Covenant Claims”), the remedies provided or contemplated in (i) Section 6.02 (Tax Indemnification), (ii) Section 8.01 (Survival), and (iii) Section 10.12 (Specific Performance) shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) for any and all claims against any party to the extent arising under, out of, related to or in connection with this Agreement. Without limiting the generality of the foregoing and subject to this ARTICLE VIII, Section 6.02 (Tax Indemnification) and Section 10.12 (Specific Performance), each of the parties to this Agreement hereby waives, to the fullest extent permitted under applicable Law, any and all other rights, claims and causes of action (except for claims of Fraud and Post-Closing Covenant Claims) that it or any of its respective Representatives or Affiliates may have against each of the other parties or any of its Affiliates or its or their respective Representatives with respect to the subject matter of this Agreement and the transactions contemplated hereby and thereby, whether under any contract, misrepresentation, tort, or strict liability theory, or under applicable Law, and whether at law or in equity.
ARTICLE IX
TERMINATION
Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Parent and US Buyer;
(b)    by US Buyer by written notice to Parent if:
(i)    Buyers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure cannot be cured by Parent by September 30, 2021 (the “Drop Dead Date”); or

(ii)    any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.
(c)    by Parent by written notice to US Buyer if:
(i)    Parent is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure cannot be cured by Buyers by the Drop Dead Date; or
(ii)    any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(d)    by US Buyer or Parent in the event that:
(i)    there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or
(ii)    any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.
Section 9.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:
(a)    as set forth in this ARTICLE IX, Section 5.06 and ARTICLE X hereof; and
(b)    that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.
ARTICLE X
MISCELLANEOUS

Section 10.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that US Buyer and Parent shall each be responsible for fifty percent (50%) of all filing and other similar fees payable in connection with any filings or submissions under the HSR Act, Parent shall pay all amounts payable to Raymond James & Associates, Inc. and US Buyer shall pay for all costs relating to the R&W Insurance Policy.
Section 10.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Parent:	PFSweb, Inc. 505 Millennium Drive Allen, TX 75013 E-mail: mklint@pfsweb.com Attention: Melanie Klint, Vice President, General Counsel & Secretary
with a copy to:	FisherBroyles, LLP 4514 Cole Avenue, Suite 600 Dallas, TX 75205 E-mail: soren.lindstrom@fisherbroyles.com Attention: Soren Lindstrom, Partner
If to Buyers:
c/o Merkle Inc.
7001 Columbia Gateway Drive
Columbia, MD 21046
E-mail: lhinz@merkleinc.com
Attention: Laurence (Larry) Hinz
Global CFO – CRM/Merkle Line of Business
Head of M&A – dentsu international

c/o dentsu international
150 E. 42nd Street, 13th Floor
New York City, NY 10017
E-mail: alison.zoellner@dentsu.com
Attention: Alison Zoellner, Global General Counsel

with a copy to:	Venable LLP 750 E. Pratt Street Suite 900 Baltimore, MD 21202 E-mail: ajrosso@venable.com Attention: Anthony J. Rosso, Partner

Section 10.03    Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 10.04    Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where such disclosure is reasonably apparent from the face of the applicable information and could be reasonably construed as appropriate. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Sellers that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.
Section 10.05    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 10.06    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 10.07    Entire Agreement. Except for the Confidentiality Agreement, this Agreement, the Transition Services Agreement and the Business Transfer Agreement constitute the sole and entire agreements of the parties with respect to the subject matters contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 10.08    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of Sellers or Buyers may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that Buyers may assign this Agreement or any of their rights or obligations hereunder to any of their Affiliates without the consent of Sellers. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 10.09    No Third-Party Beneficiaries. Except as provided in Section 5.05 and ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.10    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 10.11    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY IN NEW CASTLE COUNTY, OR IN THE EVENT (BUT ONLY IN THE EVENT) THAT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH ACTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND EACH OF THE PARTIES HERETO HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.11(c).
Section 10.12    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 10.14    Conflict Waiver; Attorney-Client Privilege.
(a)    Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that:
(i)    FisherBroyles, LLP has acted as counsel to (A) the LiveArea Companies and (B) Sellers and each of their respective Affiliates (collectively, the “Parent Group”), in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Engagement”). Buyers agree, and shall cause the LiveArea Companies to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the LiveArea Companies by FisherBroyles, LLP (“Parent Group Law Firm”) shall not preclude Parent Group Law Firm from serving as counsel to Parent Group or any director, member, shareholder, partner, officer or employee of Parent Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby or the Engagement.
(ii)    Buyers shall not, and shall cause the LiveArea Companies not to, seek or have Parent Group Law Firm disqualified from any such representation based on the prior representation of the LiveArea Companies by Parent Group Law Firm regarding the Engagement. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith.
(b)    All communications between Parent Group or the LiveArea Companies, on the one hand, and Parent Group Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the Engagement (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to Parent Group and shall not pass to or be claimed by Buyers or the LiveArea Companies upon consummation of the transactions contemplated hereby. Accordingly, Buyers and the LiveArea Companies shall not have access to any Privileged Communications or to the files of Parent Group Law Firm relating to the Engagement from and after Closing and may not use or rely on any Privileged Communications in any claim, dispute, action, suit or proceeding against or involving any of Parent Group. Without limiting the generality of the foregoing, from and after the Closing, (i) Parent Group (and not Buyers or the LiveArea Companies) shall be the sole holders of the attorney-client privilege with respect to the Engagement, and none of Buyers or the LiveArea Companies shall be a holder thereof, (ii) to the extent that files of Parent Group Law Firm in respect of the Engagement constitute property of the client, only Parent Group (and not Buyers or the LiveArea Companies) shall hold such property rights and (iii) Parent Group Law Firm shall have no duty whatsoever to reveal or disclose any such Privileged Communications or files to Buyers or the LiveArea Companies by reason of any attorney-client relationship between Parent Group Law Firm and the LiveArea Companies or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Buyers or their Affiliates (including the LiveArea Companies), on the one hand, and a third party other than any of Parent Group, on the other hand, Buyers and their Affiliates (including the LiveArea Companies) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that none of Buyers nor any of their Affiliates (including the LiveArea Companies) may waive such privilege without the prior written consent of Parent Group, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Buyers or any of their Affiliates (including the LiveArea Companies) are legally required by Governmental Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Buyers’ counsel, then Buyers shall immediately (and, in any event, within three Business Days notify Parent in writing so that Parent can seek a protective order.
(c)    This Section 10.14 is intended for the benefit of, and shall be enforceable by, the Parent Group. This Section shall be irrevocable, and no term of this Section may be amended, waived or modified, without the prior written consent of the Parent Group.
Section 10.15 Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS: PFSweb, Inc.
By: /s/ Michael Willoughby_____________ Name: Michael Willoughby_____________ Title: Chief Executive Officer___________
Priority Fulfillment Services, Inc.
By: /s/ Michael Willoughby_____________ Name: Michael Willoughby_____________ Title: Chief Executive Officer___________
RevTech Solutions Private Limited
By: /s/ Michael Willoughby_____________ Name: Michael Willoughby_____________ Title: Director _____________

[Signatures continued on next page]

BUYERS: Merkle Inc.
By: /s/ Craig Dempster _____________ Name: Craig Dempster _____________ Title: CEO ___________
Dentsu Aegis Network India Private Limited
By: /s/ Ashish Bhasin _____________ Name: Ashish Bhasin _____________ Title: CEO APAC and Chairman India___